Exhibit 10.2

INVESTMENT AGREEMENT

by and among

THE ONE GROUP HOSPITALITY, INC.,

HPC III KAIZEN LP

and

HPS INVESTMENT PARTNERS, LLC

Dated as of March 26, 2024

NOTE TO EXHIBIT: Certain exhibits and schedules to this Investment Agreement are not filed herewith.  The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

Explanatory Note: The Investment Agreement (the “Agreement”) contains representations and warranties by the parties thereto made only for the purposes of the Agreement. The Agreement is filed with this report only to provide investors with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or its business. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way to allocate risk if a representation and warranty proves to be inaccurate; (ii) may have been qualified in the Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Agreement (provided that any specific facts that contradict the representations and warranties in the Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Agreement or such other date or dates as may be specified in the Agreement. Accordingly, they should not be relied upon by investors as statements of factual information.

Article I

Definitions

Section 1.01Definitions2

Article II

Purchase and Sale

Section 2.01Purchase and Sale12

Section 2.02Closing12

Article III

Representations and Warranties of the Company

Section 3.01Organization; Qualification14

Section 3.02Capitalization14

Section 3.03Authority; Board Approval16

Section 3.04SEC Reports; Financial Statements; Undisclosed Liabilities16

Section 3.05Consents and Approvals; No Violations18

Section 3.06Absence of Changes19

Section 3.07Litigation19

Section 3.08Compliance with Applicable Law19

Section 3.09Contracts20

Section 3.10Tax Matters21

Section 3.11No Rights Agreement; Anti-Takeover Provision21

Section 3.12Brokers and Other Advisors21

Section 3.13Employee Matters21

Section 3.14Sale of Securities22

Section 3.15Listing and Maintenance Requirements23

Section 3.16Leased Real Property23

Section 3.17Affiliate Transactions23

Section 3.18No Other Representations or Warranties23

i

(cont’d)

Article IV

Representations and Warranties of the Investors

Section 4.01Organization; Standing24

Section 4.02Authority; Non-contravention24

Section 4.03Governmental Approvals25

Section 4.04Financing25

Section 4.05Brokers and Other Advisors26

Section 4.06Purchase for Investment26

Section 4.07Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans26

Section 4.08No Other Representations or Warranties27

Article V

Additional Agreements

Section 5.01Negative Covenants27

Section 5.02Reasonable Best Efforts; Filings27

Section 5.03Corporate Actions29

Section 5.04Public Disclosure30

Section 5.05Confidentiality30

Section 5.06NASDAQ Listing of Shares32

Section 5.07Transfers32

Section 5.08Legend33

Section 5.09Board Matters; Election of Directors33

Section 5.10Tax Matters38

Section 5.11Use of Proceeds39

Section 5.12Acquisition Matters39

Section 5.13Financing Cooperation40

Section 5.14State Securities Laws41

Section 5.15General Participation Rights; Right of First Refusal for Non-Voting Preferred Stock41

Section 5.16Section 16 Matters44

Section 5.17Information Rights44

Section 5.18Refinancing Request45

Section 5.19Right to Cure47

(cont’d)

Section 5.20Real Property Holding Corporation47

Article VI

Conditions to Closing

Section 6.01Conditions to the Obligations of the Company and the Investors48

Section 6.02Conditions to the Obligations of the Company48

Section 6.03Conditions to the Obligations of the Investors48

Article VII

Termination; Survival

Section 7.01Termination Prior to Closing50

Section 7.02Effect of Termination Prior to Closing51

Section 7.03Survival51

Article VIII

Miscellaneous

Section 8.01Amendments; Waivers51

Section 8.02Extension of Time, Waiver, Etc.52

Section 8.03Assignment; Termination52

Section 8.04Counterparts52

Section 8.05Entire Agreement; No Third-Party Beneficiaries52

Section 8.06Governing Law; Jurisdiction53

Section 8.07Specific Enforcement53

Section 8.08WAIVER OF JURY TRIAL54

Section 8.09Notices55

Section 8.10Severability56

Section 8.11Expenses56

Section 8.12Interpretation56

Section 8.13Non-Recourse57

Exhibits

Exhibit A:Acquisition Agreement

Exhibit B:Form of Certificate of Designation

Exhibit C-1:Form of Penny Warrant Agreement

Exhibit C-2:Form of Market Warrant Agreement

(cont’d)

Exhibit D:Hill Path Equity Commitment Letter

Exhibit E:Form of Registration Rights Agreement

Schedules

Schedule I:Disqualified Holders

Schedule II:Purchased Security Allocation

INVESTMENT AGREEMENT, dated as of March 26, 2024 (this “Agreement”), by and between The ONE Group Hospitality, Inc., a Delaware corporation (the “Company”), HPC III Kaizen LP, a Delaware limited partnership (together with its successors and any Permitted Affiliate Transferee that becomes a party hereto pursuant to Section 8.03, the “Hill Path Investor”), and HPS Investment Partners, LLC, a Delaware limited liability company (together with its successors and any Permitted Affiliate Transferee that becomes a party hereto pursuant to Section 8.03, the “HPS Investor” and, together with the Hill Path Investor, each an “Investor” and collectively the “Investors”).

WHEREAS, the Company, TOG Kaizen Acquisition, LLC, a Delaware limited liability company and a direct or indirect subsidiary of the Company (“Buyer”), Safflower Holdings LLC, a Delaware limited liability company (“Seller”), and Safflower Holdings Corp., a Delaware corporation (the “Target”), are concurrently entering into a Stock Purchase Agreement, dated as of the date hereof (the “Acquisition Agreement”) (a copy of which is attached hereto as Exhibit A), pursuant to which, among other things and subject to its terms and conditions, Buyer will acquire 100% of the outstanding equity securities of the Target from Seller (the “Acquisition”).

WHEREAS, subject to the terms and conditions set forth herein, at the Closing (as defined below) the Company desires to issue, sell and deliver to the Investors, and the Investors desire to purchase and acquire from the Company, (a) an aggregate of 160,000 shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), having the designation, preferences, rights, privileges, powers, and terms and conditions, as specified in the form of the Certificate of Designations of Series A Preferred Stock attached hereto as Exhibit B (the “Certificate of Designation”), (b) warrants (the “Penny Warrants”) to purchase a number of shares of Common Stock (as defined below) that will represent 5.33% of the fully diluted shares of Common Stock as of immediately prior to the Closing and after giving effect to the issuance of the Penny Warrants, pursuant to the form of warrant agreement hereto as Exhibit C-1 (the “Penny Warrant Agreement”) and (c) warrants (the “Market Warrants” and together with the Penny Warrants, the “Warrants” and the Warrants, together with the Preferred Stock, the “Purchased Securities”) to purchase, in the aggregate, up to 1,066,667 shares of Common Stock (subject to adjustment in accordance with the terms thereof) pursuant to the form of warrant agreement attached hereto as Exhibit C-2 (the “Market Warrant Agreement” and together with the Penny Warrant Agreement, the “Warrant Agreements”).

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Hill Path Fund (as defined below) has executed and delivered an equity commitment letter, a copy of which attached hereto as Exhibit D (the “Hill Path Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

Definitions
Section 1.01Definitions.
(a)As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“5% Beneficial Holding Requirement” means that the Investor Parties continue to beneficially own Warrants and/or Warrant Shares that represent, in the aggregate (on an as-exercised basis), a number of shares of Common Stock equal to at least 5% of the issued and outstanding Common Stock (on an as-exercised basis).

“Accumulated Liquidation Preference” has the meaning set forth in the Certificate of Designation.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, and (ii) other than in the case of the definitions of “Hill Path Investor Party”, “HPS Investor Party”, “Hill Path Investor Related Party”, “HPS Investor Related Party” or “Permitted Affiliate Transferee”, Section 4.08, Section 5.04, Section 5.09(g), Section 5.09(i), Article VII or Section 8.13, in no event shall any of the Investor Parties or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with or managed by affiliates of Hill Path or HPS, nor shall any other portfolio company or investment fund affiliated with or managed by affiliates of Hill Path or HPS be considered to be an Affiliate of an Investor Party or any of their respective Affiliates.  For this purpose, “control” (including, with its correlative meanings, “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” means any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption Law.

“Anti-Terrorism and Anti-Money Laundering Laws” means all applicable anti-money laundering Laws, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and all other applicable anti-money laundering Laws of the various jurisdictions in which the Group Companies conduct their business.

“as-exercised basis” means with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all Warrant Shares issuable upon exercise of the outstanding Warrants are assumed to be outstanding as of such date.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by applicable Law to be closed.

“Change in Control” has the meaning set forth in the Certificate of Designation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means any or all of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and any other committee of the Board.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Charter Documents” means the Company’s amended and restated certificate of incorporation and amended and restated bylaws, each as in effect as of the date of this Agreement, and shall include the Certificate of Designation upon the filing thereof with the Secretary of State of the State of Delaware.

“Company Equity Awards” means the Company Stock Options, Company RSUs, Company PSUs and any other award granted under the Company Stock Plan.

“Company Material Adverse Effect” means any event, fact, condition, occurrence, effect, development, circumstance, matter or change (each, an “Effect”) that, individually or in the aggregate, together with all other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, results of operations or assets or liabilities of the Group Companies, taken as a whole, or (b) prevents, delays or impedes, or would reasonably be expected to prevent, delay or impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that “Company Material Adverse Effect” shall not include in the case of clause (a) any Effect to the extent resulting from any of the following that occurs on or after the date of this Agreement: (i) conditions affecting the United States economy or any foreign economy generally, or any regulatory environment in the United States and elsewhere in the world; (ii) any national, international or supranational political, geopolitical or social conditions, including any civil commotion, civil disorder, or any other type of civil unrest (including riots, public demonstrations, protests, looting, and revolutions), the threat, engagement, cessation or escalation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country; (iii) changes to financial, banking, credit, currency, commodity (including food), capital or securities markets (including any disruption thereof and any increase or decrease therein), changes to the price of any market index or changes in interest rates or exchange rates; (iv) changes or prospective changes in GAAP or in accounting standards or the interpretation or enforcement thereof after the date hereof; (v) changes or prospective changes in any applicable Laws after the date hereof; (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate; (vii) any national or international calamities, crises or natural disasters (including those arising from storms, hurricanes, tornados, flooding, earthquakes, volcanic eruptions, epidemics or pandemics (including COVID-19) or other force majeure events, together with any restrictions, sanctions, other limitations or policies enacted or applied by a Governmental Authority in response to any of the foregoing (including any measures taken in response to COVID-19)); (viii) any changes to the credit rating of any Group Company (although any facts and circumstances that may have given rise or contributed to any such changes that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) the negotiation, execution, announcement or existence of this Agreement or the transactions contemplated hereby, the identity of an Investor, its Affiliates or public announcement of this Agreement and the Transactions; (x) any action taken by an Investor contemplated, permitted or required by this Agreement or the Transaction Documents (including the obtaining of approval or consent from any Governmental Authority or other third-party in connection with the consummation of the transactions contemplated hereby and thereby) or at an Investor’s request or with an Investor’s consent; (xi) the failure to take any action by the Group Companies if that action is prohibited by this Agreement or the Transaction Documents and the Investor either did not consent to such action or withheld, delayed or conditioned its consent; (xii) any failure by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position and any changes in the results of operations of the Group Companies for any period ending prior to, on or after the date of this Agreement (although any facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that Effects set forth in the foregoing clauses (i) through (vii) may be taken into account in determining whether there has been or is a Company Material Adverse Effect, to the extent that such Effects have an incremental disproportionate adverse effect on the financial condition, business, results of operations, assets or liabilities of the Group Companies, taken as a whole, compared to other companies of similar size operating in the same industry as the Group Companies.

“Company Preferred Stock” means the preferred stock, par value $0.0001, of the Company.

“Company PSU” means a restricted stock unit of the Company subject to both time-based and performance-based vesting conditions.

“Company Related Party” means the Group Companies and any of their former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect Representatives or any of their respective successors or assigns.

“Company RSU” means a restricted stock unit of the Company subject solely to time-based vesting conditions.

“Company SEC Documents” means all forms, reports, schedules, statements, exhibits, definitive proxy statements, registration statements and other documents required to be filed (or furnished) by the Company with the SEC under the Exchange Act or the Securities Act and publicly available prior to the date hereof, such documents have since the time of their filing been amended, modified or supplemented prior to the date hereof.

“Company Stock Plan” means The ONE Group Hospitality, Inc. 2019 Equity Incentive Plan, as may be amended from time to time.

“Company Stock Option” means an option to purchase shares of Common Stock; provided that it excludes the Warrants.

“Competition Law” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or strengthening of a dominant position through merger or acquisition.

“Confidentiality Agreement” means that certain agreement between Hill Path and the Company dated as of April 20, 2023, as may be amended from time to time in accordance with its terms.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of October 4, 2019, by and among the Company, The ONE Group, LLC, certain subsidiary guarantors, Goldman Sachs Specialty Lending Group, L.P., as administrative agent, and Goldman Sachs Bank USSA, as collateral agent, and the lender parties thereto, as amended by the First Amendment to Credit and Guaranty Agreement, dated as of May 8, 2020, the Second Amendment to Credit and Guaranty Agreement, dated as of August 10, 2020, the Third Amendment to Credit and Guaranty Agreement, dated as of August 6, 2021, and the Fourth Amendment to Credit and Guaranty Agreement, dated as of December 13, 2022.

“Debt Commitment Letter” means the Commitment Letter, dated as of the date hereof, among The One Group, LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, HPS Investment Partners, LLC and HG Vora Capital Management, LLC.

“DGCL” means the Delaware General Corporation Law, as amended, supplemented or restated from time to time.

“Disqualified Holder” mean each Person identified on Schedule I hereto.

“Enforceability Exception” means (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and (ii) equitable remedies, including specific performance, whether considered in a proceeding at law or in equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is (or was at any relevant time) a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is (or was at any relevant time) a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Policies” means the Company’s Corporate Code of Conduct and Ethics and Insider Trading Policy, in each case as in effect as of the date of this Agreement.

“Expense Reimbursement Side Letter” means that certain agreement between Hill Path and the Company dated as of January 4, 2024.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Fraud” means a false statement of a material fact with respect to the making of any of the representations and warranties by a party as set forth in this Agreement or in any other Transaction Document (a) where the party making such false statement (i) has actual knowledge (as opposed to constructive knowledge) of the falsity of such statement and that such falsity would constitute a breach of any of the representations and warranties made by the party as set forth in this Agreement or in any other Transaction Document, (ii) makes such false statement with the intent to deceive the party to whom such false statement is made and (iii) makes such false statement with the intent to induce reliance in the party to whom such false statement is made, and (b) where the party to whom such false statement is made justifiably relies on such false statement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private), arbitral body (public or private), tribunal, judicial body, commission, department, or other governmental entity, instrumentality or including any self-regulatory organization, whether federal, state, local, municipal, territorial, provincial, domestic, foreign or multinational.

“Group Companies” means, collectively, the Company and each of its Subsidiaries and each of them, individually, is a “Group Company.”

“Hill Path” means Hill Path Capital LP.

“Hill Path Fund” means Hill Path Capital Partners III LP.

“Hill Path Investor” has the meaning set forth in the Preamble.  Any reference to any action by the Hill Investor Parties in this Agreement shall require an instrument in writing signed by the Hill Path Investor so long as it is the sole Hill Path Investor Party or each of the Hill Path Investor Parties.

“Hill Path Investor Parties” means the Hill Path Investor and each Affiliate of the Hill Path Investor to whom shares of Preferred Stock, Warrants or Warrant Shares are transferred in accordance with the terms of this Agreement.

“Hill Path Investor Related Party” means the Hill Path Investor and any other financing sources of the Hill Path Investor, the Hill Path Fund and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, Representatives, affiliates, stockholders, equityholders, lenders or any of the foregoing’s respective successors or assigns.

“HPS” means HPS Investment Partners, LLC, a Delaware limited liability company.

“HPS Investor” has the meaning set forth in the Preamble.  Any reference to any action by the HPS Investor Parties in this Agreement shall require an instrument in writing signed by the HPS Investor so long as it is the sole HPS Investor Party or each of the HPS Investor Parties.

“HPS Investor Parties” means the HPS Investor and each Affiliate of the HPS Investor to whom shares of Preferred Stock, Warrants or Warrant Shares are transferred in accordance with the terms of this Agreement.

“HPS Investor Related Party” means the HPS Investor and any other financing sources of the HPS Investor, HPS and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, Representatives, affiliates, stockholders, equityholders, lenders or any of the foregoing’s respective successors or assigns.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor” has the meaning set forth in the Preamble.

“Investor Director” means a member of the Board who was elected to the Board as an Investor Director Designee.

“Investor Material Adverse Effect” means any effect, change, event, development or occurrence that does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair (a) the consummation by an Investor of any of the Transactions on a timely basis or (b) the performance by the Investor of its material obligations under this Agreement.

“Investor Parties” means each of the Hill Path Investor Parties and the HPS Investor Parties.

“Investor Related Party” means each of the Hill Path Investor Related Parties and the HPS Investor Related Parties.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Emanuel Hilario, Tyler Loy and Alex Tabolsky (none of whom shall have any personal liability or obligations of inquiry regarding knowledge).

“Law” means applicable laws, common laws, statutes, rules, regulations, codes, ordinances, executive orders, judgments, injunctions, governmental guidelines or interpretations that have the force of law, permits, decrees, orders or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authorities.

“Leased Real Property” means all right, title and interest of the Group Companies to any leasehold interests in any real property, together with all buildings, structures, improvements and fixtures thereon.

“Liens” means liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments, outstanding options, rights of first refusal or rights of first offer, or other adverse claims of any kind with respect to a property or asset.

“NASDAQ” means the NASDAQ Global Select Market.

“Permitted Affiliate Transferee” means (a) an investment fund or vehicle of which Hill Path, HPS or a Subsidiary thereof serves as the general partner or discretionary manager, advisor or subadvisor with the right to control such investment fund or vehicle and (b) any Subsidiary of the foregoing; provided that no investment fund or vehicle, or Subsidiary thereof, shall be a Permitted Affiliate Transferee if the applicable investment fund or vehicle has a direct or indirect investment in any Disqualified Holder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, joint stock company, association, estate, trust, firm, unincorporated organization or any other entity, organization or association, including a Governmental Authority.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to, “personal data,” “personal information,” or other similar information defined under applicable data privacy and cybersecurity Laws.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and each Investor, the form of which is set forth as Exhibit E hereto.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“Sanction” means any sanctions administered or enforced by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person,” the European Union, any European Union Member State, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority.

“Sanctioned Country” means any country or territory that is the subject or the target of Sanctions (currently, the Crimea region of Ukraine, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Persons” means any Person or Persons owned or controlled by, or acting on behalf of, any Person subject or the target of Sanctions or located, organized or resident in a Sanctioned Country.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Agreement” has the meaning provided in the Certificate of Designation.

“Security Incident” means (i) any unauthorized processing of confidential data, information, and data compilation contained in the Systems or on the databases of the Group Companies, including Personal Data used by or necessary to the Group Companies’ business; (ii) any unauthorized access to the Group Companies’ Systems; or (iii) any incident that may require notification to any Person, Governmental Authority, or any other entity under applicable data privacy and cybersecurity Laws.

“Subsidiary” or “Subsidiaries” of any Person (other than an individual), means any Person, corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Systems” means the computer software, websites and information technology systems owned or used by the Group Companies.

“Tax” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest or penalty, in addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Hill Path Equity Commitment Letter, the Warrant Agreements, the Registration Rights Agreement and all other documents, certificates or agreements executed pursuant to an express term of this Agreement, the Certificate of Designation, the Hill Path Equity Commitment Letter, the Warrant Agreements or the Registration Rights Agreement; provided, that, for the avoidance of doubt, “Transaction Document” shall not include the Acquisition Agreement or ancillary documents thereunder or any transaction documents regarding the debt financing in connection with the Acquisition.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents; provided, that, for the avoidance of doubt, “Transactions” shall not include the Acquisition or any debt financing in connection with the Acquisition.

“Transfer” by any Person means, directly or indirectly (including by way of a change in the ownership of any Investor Party or any of its direct or indirect owners), to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), or to enter into any Contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any voting, economic or other interest in any equity securities (including the Purchased Securities) beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the exercise of one or more Warrants for Warrant Shares, (ii) the redemption or other acquisition of Warrants, Warrant Shares or Preferred Stock by the Company, (iii) the transfer (other than by an Investor Party) of any limited partnership interests or other equity interests in the Investor Party (or any direct or indirect parent entity of such Investor Party) (provided that if any of the Purchased Securities ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”) or (iv) any transfer in connection with a transaction or agreement contemplated by Section 5.13.

“Warrant Shares” means the shares of Common Stock that may be issued upon exercise of the Warrants.

“Willful Breach” means a material breach of any provision in this Agreement which is the consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a material breach of this Agreement.

(b)In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:
Term	Section
Acquisition Agreement	Recitals
Acquisition	Recitals
Action	Section 3.07
Agreement	Preamble
Allocation	Section 5.10(c)
Announcement	Section 5.04
Buyer	Recitals
Certificate of Designation	Recitals
Closing	Section 2.01
Closing Date	Section 2.01
Company	Preamble
Company Disclosure Letter	Article III
Company SEC Financial Statements	Section 3.04(b)
Confidential Information	Section 5.05
DOJ	Section 5.02(c)
Equity Loan	Section 5.13
Excluded Stock	Section 5.15(a)
FDA	Section 3.08(b)
Financing	Section 4.04
FTC	Section 5.02(c)
Fundamental Representations	Section 6.03(a)
Hill Path Entity	Section 5.09(g)
Hill Path Equity Commitment Letter	Recitals
Hill Path Indemnitors	Section 5.09(g)
Identified Person	Section 5.09(i)
Identified Persons	Section 5.09(i)
Investor	Preamble
Investor Director Designee	Section 5.09(a)
Market Warrant Agreement	Recitals
Market Warrants	Recitals
Material Contract	Section 3.09
Organizational Documents	Section 5.09(g)
Participation Portion	Section 5.15(b)(ii)
Penny Warrant Agreement	Recitals
Penny Warrants	Recitals
Preferred Stock	Recitals
Proposed Securities	Section 5.15(b)(i)
Purchase Price	Section 2.01
Purchased Securities	Recitals
Related Companies	Section 5.09(i)

Term	Section
Related Company	Section 5.09(i)
Restraints	Section 6.01(a)
Seller	Recitals
Target	Recitals

Article II

Purchase and Sale
Section 2.01Purchase and Sale.  On the terms and conditions set forth in this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, (a) the Hill Path Investor shall purchase and acquire from the Company the Purchased Securities set forth opposite its name on Schedule II hereto for an aggregate purchase price of $150,000,000 (such aggregate purchase price, the “Hill Path Purchase Price”); provided that the Hill Path Purchase Price shall be increased pro rata based on any Additional Purchased Securities that are purchased pursuant to Section 5.19 hereof (if any) and (b) the HPS Investor shall purchase and acquire from the Company the Purchased Securities set forth opposite its name on Schedule II hereto for an aggregate purchase price of $10,000,000 (such aggregate purchase price, the “HPS Purchase Price” and summed with the Hill  Path Purchase Price, the “Purchase Price”).
Section 2.02Closing.
(a)On the terms of this Agreement, and subject to the conditions set forth herein, the closing of the sale and purchase of the Purchased Securities (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the third (3rd) Business Day after all of the conditions to the Closing set forth in Article VI of this Agreement have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, or at such other place, time and date as shall be agreed between the Company and the Investor (the date on which the Closing occurs, the “Closing Date”); provided, however, unless agreed otherwise by the Hill Path Investor, the Closing will not occur unless and until the Company has provided prior notice of the anticipated Closing Date in a written notice delivered by the Company to the Investors, to the extent practicable, at least three Business Days prior to the Closing Date.
(b)At the Closing:
(i)the Company shall (1) deliver to the Hill Path Investor evidence reasonably satisfactory to the Hill Path Investor of the issuance of the Purchased Securities in its name and in such amounts as set forth on Schedule II opposite its name, through the facilities of The Depository Trust Company or, at the Hill Path Investor’s election, in book entry form, which Purchased Securities will be free and clear of all Liens, except restrictions imposed by applicable securities Laws, the Company Charter Documents and the Transaction Documents, and (B) the Registration Rights Agreement, duly executed by the Company;

(ii)the Company shall (1) deliver to the HPS Investor evidence reasonably satisfactory to the HPS Investor of the issuance of the Purchased Securities in its name and in such amounts as set forth on Schedule II opposite its name, through the facilities of The Depository Trust Company or, at the HPS Investor’s election, in book entry form, which Purchased Securities will be free and clear of all Liens, except restrictions imposed by applicable securities Laws, the Company Charter Documents and the Transaction Documents, and (B) the Registration Rights Agreement, duly executed by the Company; and
(iii)each Investor shall (A) pay its applicable portion of the Purchase Price as set forth on Schedule II opposite its name to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing at least three (3) Business Days prior to the Closing Date, and (B) deliver to the Company the Registration Rights Agreement, duly executed by each Investor.
(iv)If an Investor is a “United States person” as defined in Section 7701(a)(30) of the Code, such Investor shall have delivered to the Company (or its paying agent or any other applicable withholding agent) a duly executed, valid and properly completed IRS Form W-9 (or successor form). If an Investor is not a “United States person” as defined in Section 7701(a)(30) of the Code, such Investor shall have delivered to the Company (or its paying agent or any other applicable withholding agent) a duly executed, valid and properly completed IRS Form W-8EXP (or successor form) certifying such Investor’s complete exemption from U.S. dividend withholding tax or IRS Form W-8IMY (or successor form) certifying such Investor’s status as a “withholding foreign partnership” within the meaning of Treasury Regulations Section 1.1441-5(c)(2) that has assumed primary responsibility for withholding under chapters 3 and 4 of the Code, information reporting under chapter 61 of the Code, backup withholding under Section 3406 of the Code, and withholding under any other provision of the Code.
Article III

Representations and Warranties of the Company

Except as set forth in (i) the Company SEC Documents filed or furnished by the Company with the SEC after January 1, 2023 and publicly available prior to the date hereof and that is reasonably apparent on the face of the applicable disclosure to be applicable to the representation and warranty set forth herein but excluding any disclosure contained under the heading “Risk Factors” in any “forward-looking statements” legend or in any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature or (ii) the confidential disclosure schedules of the Company delivered to the Investors prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall only be deemed to apply to and qualify the section or subsection to which it corresponds in number and each other section or subsection to the extent that is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection), the Company hereby represents and warrants to each Investor as of the date hereof and as of the Closing (which is prior to the consummation of the Acquisition and such representations and warranties do not give effect to the consummation of the Acquisition) as follows:

Section 3.01Organization; Qualification.
(a)The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof) (if applicable) under the Laws of its respective jurisdiction of formation, except for such failures that would not, individually or in the aggregate, be material to the Group Companies, taken as a whole. Each Group Company has the requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its material assets and properties and to carry on the business as now conducted and as proposed to be conducted, except for such failures that would not, and would not be reasonably expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.  True, complete, and correct copies of the Company Charter Documents, as in effect as of the date hereof, are included in the Company SEC Documents.
(b)Each Group Company is duly qualified or licensed to carry on its business and operations and is in good standing (or the equivalent thereof) (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business as presently conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.02Capitalization.
(a)As of the date immediately preceding the date hereof, the authorized capital stock of the Company consisted of 75,000,000 shares of Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on March 15, 2024 (the “Measurement Date”), (i) 33,584,949 shares of Common Stock were issued and 31,308,496 shares of Common Stock were outstanding, (ii) 2,276,453 shares of Common Stock were held in treasury, (iii) 2,084,498 shares of Common Stock were reserved for issuance pursuant to outstanding Company Equity Awards, (iv) 10,000,000 shares of Company Preferred Stock were reserved for issuance, and (v) no shares of Company Preferred Stock were issued or outstanding or held in treasury. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and have not been issued (A) in violation of any agreement, arrangement, or commitment to which the Company is a party or is subject, (B) in violation of applicable Law or (C) in violation of preemptive rights, rights of first refusal or similar rights. When issued, all shares of Common Stock subject to issuance pursuant to the Company Stock Plan will be duly authorized, validly issued, fully paid and nonassessable and will not be issued (x) subject to any purchase option, call option, preemptive rights, resale rights, subscription rights, rights of first refusal, or similar rights pursuant to any agreement, arrangement, or commitment to which the Company is a party or is subject, (y) in violation of any agreement, arrangement, or commitment to which the Company is a party or is subject or (z) in violation of applicable Law. When issued, all shares of Preferred Stock which will be issued in connection with or as contemplated by this Agreement, and all shares of Common Stock issuable upon conversion of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens (other than Liens (i) arising under applicable state and federal securities Laws, (ii) arising under this Agreement or any other Transaction Document or (iii) arising from contracts, pledges or other actions of the Investors or their Affiliates) and will not be issued (1) subject to any purchase option, call option, preemptive rights, resale rights, subscription rights, rights of first refusal, or similar rights pursuant to any agreement, arrangement, or commitment to which the Company is a party or is subject, (2) in violation of any agreement, arrangement, or commitment to which the Company is a party or is subject or (3) in violation of applicable Law (assuming the accuracy of the Investors’ representations and warranties in Article IV).
(b)All of the issued and outstanding shares of capital stock or limited liability interests of the Company’s Subsidiaries are held directly or indirectly by the Company and are owned directly or indirectly by the Company (except as stated in Section 3.02(b) of the Company Disclosure Letter), free and clear of all Liens (other than Liens arising under (i) applicable state and federal securities Laws, (ii) the Credit Agreement or documents related thereto, and (iii) any transfer restrictions as may be set forth in the organizational documents of the applicable Subsidiary of the Company), and are not subject to any preemptive right or right of first refusal created by statute, the articles of incorporation or bylaws or other equivalent organizational documents, as applicable, of the Subsidiaries of the Company or any contract to which any of the Subsidiaries of the Company is a party or by which it is bound.
(c)Except (i) as described in Section 3.02(a) or (ii) any Company Equity Awards issued after the Measurement Date under the Company Stock Plan (as in effect on the date hereof), there are no other equity or voting securities or interests of the Company of any character authorized, issued, reserved for issuance or outstanding and no other outstanding or authorized options, warrants, restricted stock units, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts or other similar rights (including any preemptive rights) issued or granted by the Company.  Other than (i) with respect to the Company Equity Awards or (ii) as may be set forth in the organizational documents of the applicable Subsidiary of the Company, there are no other outstanding contracts or commitments that would require any of the Group Companies to issue, sell or otherwise cause to become outstanding any of its capital stock or any other analogous rights, interests or any other arrangements, commitments or agreements of any character relating to dividend rights or to the sale, issuance, transfer, delivery or sale or the acquisition, repurchase or redemption of shares of capital stock or voting of, or the granting of rights to acquire, any equity securities of, or voting interest in, any of the Group Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of any of the Group Companies.  There are no outstanding agreements of any kind which obligate the Company to grant, extend or enter into any such agreements relating to any Company capital stock, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any capital stock of the Company.
(d)There are no equity appreciation, phantom equity, profit participation or other similar rights in respect of capital stock, or other equity interests in, of the Group Companies.
(e)None of the Group Companies has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Group Companies on any matter. Except as disclosed in Section 3.02(e) of the Company Disclosure Letter, there are no stockholders’

agreement, voting trust, registration rights agreement or other similar agreement relating to the disposition, voting or dividends with respect to any capital stock of the Group Companies to which any of the Group Companies is a party or by which it is bound to vote or dispose of any shares of capital stock of, or other equity or voting interest in, any of the Group Companies.
(f)No Group Company owns, directly or indirectly, any equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity, voting or similar interest in, any Person (other than another Group Company).
Section 3.03Authority; Board Approval.
(a)The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which the Company is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the Transaction Documents to which the Company is or will be a party and the performance by the Company of its obligations hereunder and thereunder have been (and the Transaction Documents to which the Company is or will be a party will be at or prior to the Closing) has been duly authorized by all necessary corporate action on the part of the Company and no other proceeding (including by its equityholders) on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement and each of the Transaction Documents to which the Company is or will be a party or to consummate the Transactions. No vote of the Company’s equityholders is required to approve this Agreement (or any of the Transaction Documents to which the Company is or will be a party) or for the Company to consummate the Transactions. This Agreement has been (and the Transaction Documents to which the Company is or will be a party will be at or prior to the Closing) duly and validly executed and delivered by the Company and constitutes (and will constitute when executed) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Transaction Documents to which the Company is or will be a party will be, duly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with their respective terms, subject to any applicable Enforceability Exception.
(b)The Board at a duly held meeting (or by written consent in lieu thereof) has unanimously (i) determined that this Agreement, the other Transaction Documents, and the Transactions, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and its stockholders and (ii) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions, upon the terms and subject to the conditions set forth herein.
Section 3.04SEC Reports; Financial Statements; Undisclosed Liabilities.
(a)The Company has timely filed or furnished each Company SEC Document required to be filed or furnished by the Company pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2021. As of their respective dates, after giving effect to any amendments, modifications, or supplements thereto made prior to the date hereof, the Company SEC Documents (i) complied in all material respects with the requirements of the

Securities Act and the Exchange Act, and the Sarbanes-Oxley Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents.
(b)The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules, if any, thereto) included or incorporated in the Company SEC Documents (the “Company SEC Financial Statements”) (i) have been timely filed and, when filed, complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing the applicable Company SEC Document, (ii) have been prepared from the books and records of the Group Companies and in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to the absence of notes required by GAAP and normal and recurring year-end adjustments (none of which, individually or in the aggregate, are material) or as may be permitted by the SEC for quarterly reports on Form 10-Q or other rules and regulations of the SEC, and (iii) fairly present, in all material respects, the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods therein referred to (subject, in the case of interim financial statements, to the absence of notes required by GAAP and normal and recurring year-end adjustments and except as may be permitted by the SEC).
(c)The Company has established and maintains, and has since January 1, 2021 maintained, a system of internal control over financial reporting as defined in and in compliance with Rules 13a-15(f) and 15d-15(f) of the Exchange Act, which are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has established and maintains, and has since January 1, 2021 maintained, disclosure controls and procedures as defined in and in compliance with Rules 13a–15(e) and 15d–15(e) of the Exchange Act, which are designed to provide reasonable assurance that material information required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it furnishes or files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Except as disclosed in Section 3.04(c) of the Company Disclosure Letter, since January 1, 2021, no Group Company has received any material complaint, allegation, assertion or claim regarding significant deficiencies or material weaknesses in the design or operation  accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Group Company has engaged in unlawful accounting or auditing practices, nor have there been any allegations of Fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  As of the date hereof, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)Except as and to the extent reflected on the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2023 included in the Company SEC Financial Statements filed prior to the date hereof, no Group Company has any accrued, absolute, contingent or other liabilities that are of a nature required to be set forth on a consolidated balance sheet of the Group Companies in accordance with GAAP, other than liabilities (i) that have arisen after December 31, 2023 in the ordinary course of business of the Group Companies; (ii) that are reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2023; (iii) that are expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions; or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.05Consents and Approvals; No Violations.
(a)No notices to, filings with or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement or the Transaction Documents to which the Company is or will be a party or the consummation by the Company of the Transactions, except for (i) notices, filings, authorizations, consents or approvals as may be required under the HSR Act or any similar Competition Laws; (ii) the filing by the Company of the Certificate of Designation with the Delaware Secretary of State; (iii) those required to comply with applicable federal and state securities Laws, (iv) those required under the applicable rules of NASDAQ, and (v) those the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect.
(b)Neither the execution, delivery and performance by the Company of this Agreement nor the execution, delivery and performance by the Company of the Transaction Documents to which the Company is or will be a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Company Charter Documents or the organizational documents of any Group Company; (ii) result in a violation or breach of, conflict with or constitute (with or without due notice or lapse of time or both) a default under or give rise to any right of termination, cancellation, amendment or acceleration or result in the loss of a material benefit or right under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which any Group Company is a party or by which any Group Company or any of its properties or assets are bound; (iii) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority having jurisdiction over any Group Company; (iv) except as contemplated by this Agreement or with respect to Liens arising under applicable federal and state securities Laws, result in the creation of any Lien upon any of the properties or assets of the Group Companies or in the suspension, revocation or forfeiture of any franchise, permit or license granted by a Governmental Authority to the Group Companies; or (v) require the consent, notice or other action by any Person under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which any Group Company is a party or by which any Group Company or any of its properties or assets are bound, except in the case of clauses (ii) through (v), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06Absence of Changes. Since December 31, 2023, the Group Companies have operated their respective businesses in the ordinary course of business of the Group Companies (except for the preparation, negotiation and performance of this Agreement, the Transaction Documents, the Transactions, the Acquisition Agreement, the Acquisition and the debt financing related thereto). Without limiting the generality of the foregoing, since that date (a) there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) no Group Company has taken any action or engaged in any of the activities that would be prohibited from being freely taken by Section 5.01 if such action had been taken after the date hereof.
Section 3.07Litigation. As of the date of this Agreement, there is no legal, regulatory, or administrative proceeding, suit, disputes, investigations, arbitrations or actions (“Actions”) before any Governmental Authority pending or, to the Company’s Knowledge, threatened against Group Companies or any of their respective properties or assets that (i) has had or if determined adversely to any Group Company would reasonably be expected to be material to any Group Company, or (ii) has resulted or would reasonably be expected to result in any material injunctive or other equitable relief being granted against any Group Company. As of the date of this Agreement, there is no Action pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions. As of the date of this Agreement, the Group Companies are not subject to, and none of its assets is bound by, any order, writ, injunction or decree before any Governmental Authority directed specifically at the Group Companies or their assets or properties pursuant to which the Group Companies have outstanding obligations in any material respect.
Section 3.08Compliance with Applicable Law.
(a)The Group Companies are, and have been since January 1, 2021, in compliance in all material respects with all applicable Laws in respect of the conduct of its business and the ownership of its property, including applicable environmental Laws.  The Group Companies possess all permits and licenses of Governmental Authorities that are required to conduct their business, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Group Companies comply in all material respects with all applicable data privacy and cybersecurity Laws related to the Group Companies’ processing of Personal Data, and to the Knowledge of the Group Companies, since January 1, 2021: (i) have not suffered and are not suffering a Security Incident, and (ii) have not been required to notify any Person or Governmental Authority of any Security Incident. The Group Companies’ Systems have not materially malfunctioned or failed since January 1, 2021.  The Group Companies have not received a written notice (including any enforcement notice), letter or complaint from a Governmental Authority or any Person alleging noncompliance or, to the Knowledge of the Company, any potential noncompliance, with any applicable data privacy or cybersecurity Laws and have not been subject to any proceeding alleging noncompliance with any applicable data privacy or cybersecurity Laws related to Group Companies’ processing of Personal Data.
(b)Except as would not be materially adverse to the business conducted by the Group Companies, since January 1, 2021, the Group Companies (i) have complied with any applicable Laws related to the preparation, holding, offering for sale and sale of food and beverages, including any applicable Law governing food and beverage safety and handling, nutrition labeling on menus or branding, including, without limitation, the Food Safety Modernization Act and Section 4205 of the Patient Protection and Affordable Care Act, and any U.S. Food and Drug Administration (“FDA”) implementing regulations or (ii) have not been subject to investigation or review by any Governmental Authority regarding the foregoing.  There have been no material recalls or food registry notifications of any packaged food or beverage or other products manufactured, processed, produced, labeled, held, packed, transported, distributed or advertised by any of the Group Companies, whether ordered by a Governmental Authority or undertaken voluntarily by any Group Company, and to the Company’s Knowledge, all products are being manufactured, produced, packaged, held or distributed by the Company that are subject to the jurisdiction of the FDA or the U.S. Department of Agriculture have been manufactured, processed, produced, labeled, held, packed, transported, or advertised in compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, Poultry Products Inspection Act, and Egg Products Inspection Act, to the extent applicable, and each of their applicable implementing requirements, and none of the food or beverage or other products of the Group Companies has been adulterated, mispackaged, or mislabeled in material violation of applicable Law or otherwise pose any threat to the health or safety of a consumer when consumed or used in the intended manner.
(c)None of the Group Companies, any Affiliate of the Group Companies, or their respective directors, officers, or, to the Knowledge of the Company, employees, agents, or advisors of any such Person is a Sanctioned Person, is located in a Sanctioned Country, or is otherwise subject to Sanctions.  Each of the Group Companies, their Affiliates, and their respective directors, officers and, to the Knowledge of the Company, employees, agents and advisors is in compliance with and has not violated (i) Sanctions, (ii) Anti-Corruption and Anti-Bribery Laws, and (iii) Anti-Terrorism and Anti-Money Laundering Laws or any other provincial, territorial, local, state, federal, or foreign Laws relating to “know your customer” and anti-money laundering rules and regulations or terrorist financing.  No part of the proceeds from the Transactions has been or will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Sanctioned Person or in any Sanctioned Country, (B) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption and Anti-Bribery Laws, or (C) otherwise in any manner that would result in a violation of Sanctions, Anti-Terrorism and Anti-Money Laundering Laws, or Anti-Corruption and Anti-Bribery Laws by any Person.
(d)The Group Companies maintain policies, procedures and controls that are designed (and otherwise comply with applicable Laws) to ensure that the Group Companies and each of their respective directors, officers, employees and agents is in compliance with all applicable Anti-Corruption and Anti-Bribery Laws.
Section 3.09Contracts.  Each contract that is material to the business of the Group Companies (each, a “Material Contract”) is valid, binding and enforceable on the Group Companies to the extent such Person is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the business of the Group Companies.  Each Group Company, to the extent party to a Material Contract, is in compliance in all material respects with all Material Contracts and has performed all obligations required to be performed by it, except where such noncompliance, individually or in the aggregate, has not been and would not reasonably be expected to be material to the business of the Group Companies.

Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Group Companies have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate; (b) all Taxes owed by the Group Companies that are due (whether or not shown on any Tax Return) have been timely paid except for Taxes which are being contested in good faith by appropriate proceedings which have been adequately reserved against in accordance with GAAP; (c) no examination or audit of any Tax Return relating to any Taxes of the Company or any of its Subsidiaries or with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries by any Taxing Authority is currently in progress or threatened in writing or, to the Knowledge of the Company, otherwise; (d) none of the Group Companies has engaged in, or has any liability or obligation with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and (e) none of the Group Companies has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was or was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
Section 3.11No Rights Agreement; Anti-Takeover Provision.  The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Board has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL) or any comparable anti-takeover provisions of the Company Charter Documents is, or as of the Closing will be, applicable to the Transactions, including the Company’s issuance of Warrant Shares and any issuance pursuant to Section 5.15.
Section 3.12Brokers and Other Advisors.  Except for Deutsche Bank Securities Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission, or the reimbursement of expense in connection therewith, in connection with the Transactions, based upon arrangements made by or on behalf of the Group Companies.
Section 3.13Employee Matters.
(a)To the Knowledge of the Company, since January 1, 2021, none of the Group Companies has engaged in any unfair labor practice or similar unlawful employment-related practice that could reasonably be expected to result in liability to the Group Companies or their Affiliates in excess of $250,000 individually or $500,000 in the aggregate.  There is (i) no unfair labor practice complaint pending against any of the Group Companies or, to the Knowledge of the Group Companies, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any of the Group Companies or, to the Knowledge of the Group Companies, threatened against any of them; (ii) no strike or work stoppage in existence or threatened involving the Group Companies; and (iii) to the Knowledge of the Company, no union representation question existing with respect to the employees of the Group Companies and, to the

Knowledge of the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (i) and (ii) above, either individually or in the aggregate) such as is not reasonably likely to have a Company Material Adverse Effect or result in liabilities in excess of $250,000 individually or $500,000 in the aggregate for all such liabilities.  No Group Company has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar federal or state Law that remains unpaid or unsatisfied and could reasonably be expected to result in a Company Material Adverse Effect or is in excess of $250,000 individually or $500,000 in the aggregate for all such liabilities.
(b)The Group Companies and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to the Company Stock Plan and have performed all their obligations under the Company Stock Plan.  The Company Stock Plan, to the extent intended to qualify under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service indicating that the Company Stock Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter that would cause the Company Stock Plan to lose its qualified status.  No liability to the Pension Benefit Guaranty Corporation (other than required premium payments), the Internal Revenue Service, the Company Stock Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Group Companies or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Code or similar state laws, the Company Stock Plan does not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of the Group Companies or their respective ERISA Affiliates.
(c)No Company Stock Plan is, and none of the Group Companies or any of their ERISA Affiliates sponsors, maintains, contributes to (is required to contribute to), or has ever had any current or contingent direct or indirect liability or obligation (including on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to or under: (i) a U.S. “defined benefit plan” as defined in Section 3(35) of ERISA or a plan in the United States that is or was subject to Title IV of ERISA or Section 412 of the Code; or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA.  No event has occurred and, to the Knowledge of the Company, no condition exists that would, either directly or indirectly, or by reason of any Group Companies’ affiliation with any ERISA Affiliate, subject the Group Companies to any material Tax, fine, lien, penalty, or other liability imposed by ERISA, the Code, or other applicable Law.
Section 3.14Sale of Securities.  Based in part on the representations and warranties set forth in Section 4.06, the offer, sale and issuance of the Purchased Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.  Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in any general or public solicitation or general advertising or publicly disseminated advertisement, article, notice, or other communication regarding the Purchased Securities and Warrant Shares published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) under the Securities Act.  Neither the

Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Purchased Securities under this Agreement to be integrated with other offerings by the Company.

Section 3.15Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ, and the Company has taken no action designed to, or which is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ, nor has the Company received as of the date of this Agreement any written notification from the SEC or the NASDAQ regarding the termination of such registration or listing. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NASDAQ applicable to it for the continued trading of its Common Stock on the NASDAQ.
Section 3.16Leased Real Property.  None of the Group Companies owns, or has owned, any real estate.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the applicable Group Company has a good and valid leasehold interest in each material Company Lease, free and clear of all Liens (other than under the Credit Agreement or documents related thereto), (b) to the Knowledge of the Company, none of the Group Companies has received written notice of any material default under any agreement evidencing any lien or other agreement affecting the any material Company Lease, which default continues on the date hereof, (c) there is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Leased Real Property and (d) there have been no releases of hazardous substances at, on, or under any Leased Real Property that would reasonably be expected to give rise to liability under applicable Laws regarding pollution or protection of the environment.
Section 3.17Affiliate Transactions.  None of the officers or directors of the Company is presently a party to any transaction with the Group Companies (other than as holders of options, and/or other grants or awards under the Company Stock Plans, and for services as employees, officers and directors) that is material to the Group Companies, taken as a whole.  Since January 1, 2021, none of the Group Companies has entered into any transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand, except in compliance with the Company’s related party transaction policy.
Section 3.18No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ANY TRANSACTION DOCUMENTS OR IN ANY CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (AS QUALIFIED BY THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), NONE OF THE COMPANY OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN

OR ORAL, ON BEHALF OF THE COMPANY OR ANY OF ITS AFFILIATES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO EACH INVESTOR AND ITS REPRESENTATIVES OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

Article IV

Representations and Warranties of the Investors

Each Investor, severally and not jointly, represents and warrants to the Company solely with respect to itself, as of the date hereof and as of the Closing Date:

Section 4.01Organization; Standing.  Such Investor is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership or limited liability company power and authority (as applicable) to carry on its business as presently conducted.  Such Investor is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 4.02Authority; Non-contravention.
(a)Such Investor has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by such Investor of this Agreement and the other Transaction Documents and the consummation by such Investor of the Transactions have been duly authorized and approved by all necessary action on the part of such Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by such Investor of this Agreement and the other Transaction Documents and the consummation by such Investor of the Transactions.  This Agreement has been, and at the Closing the other Transaction Documents to which such Investor is contemplated to be a party will be, duly executed and delivered by such Investor and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company, constitutes (or in the case of the other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforceability may be limited by the Enforceability Exception.
(b)Neither the execution and delivery of this Agreement or the other Transaction Documents by such Investor, nor the consummation of the Transactions by such

Investor, nor performance or compliance by such Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of such Investor, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to such Investor or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms, conditions or provisions of any Contract to which such Investor or its Affiliates is a party or accelerate such Investor’s or its Affiliate’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 4.03Governmental Approvals.  Except for (a) the filing by the Company of the Certificate of Designation with the Delaware Secretary of State and (b) any filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Competition Laws prior to the issuance of the Warrant Shares upon the exercise of the Warrants in accordance with their terms, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by such Investor, the performance by such Investor of its obligations hereunder and thereunder and the consummation by such Investor of the Transactions in accordance with applicable Laws, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.
Section 4.04Financing.
(a)Attached as Exhibit D hereto is a true, complete and correct copy of the Hill Path Equity Commitment Letter from the Hill Path Fund pursuant to which the Hill Path Fund has agreed, subject to the terms and conditions thereof, to invest in the Hill Path Investor the amounts set forth therein (the “Hill Path Financing”).  At the Closing and assuming the performance by the Company of its obligations under this Agreement, the net proceeds of the Hill Path Financing, when funded in accordance with the terms and conditions of the Hill Path Equity Commitment Letter, shall provide the Hill Path Investor with cash proceeds on the Closing sufficient to pay, (i) the Hill Path Purchase Price and (ii) any and all fees and expenses required to be paid by the Hill Path Investor at the Closing in connection with the consummation of the Transactions. Except as expressly set forth in this Agreement or the Hill Path Equity Commitment Letter, there are no conditions precedent to the obligations of the Hill Path Fund to provide the Hill Path Financing.  As of the date hereof, the Hill Path Equity Commitment Letter is valid and in full force and effect and constitutes the valid and binding obligation of the Hill Path Fund, enforceable in accordance with its terms.  As of the date hereof, the Hill Path Equity Commitment Letter has not been modified, amended, withdrawn or altered and no such modification, amendment, withdrawal or alternation is contemplated and the commitments under the Hill Path Equity Commitment Letter have not been withdrawn or rescinded in any respect.  There are no other agreements, side letters or arrangements relating to the Hill Path Equity Commitment Letter or the Hill Path Financing to which the Hill Path Investor or any of its Affiliates is party that could affect the availability of the Hill Path Financing other than the Hill Path Equity Commitment Letter.  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor or the Hill Path Fund under the Hill Path Equity Commitment Letter.
(b)HPS Investor has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the HPS Purchase Price and consummate the transactions contemplated by this Agreement applicable to HPS Investor.
Section 4.05Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of such Investor, except for Persons, if any, whose fees and expenses will be paid by such Investor.
Section 4.06Purchase for Investment.  Such Investor acknowledges that the Purchased Securities, and the Warrant Shares, have not been registered under the Securities Act or under any state or other applicable securities laws.  Such Investor (a) acknowledges that it is acquiring the Purchased Securities and the Warrant Shares pursuant to an exemption from registration under the Securities Act and other applicable securities Laws solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Purchased Securities and the Warrant Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Securities and the Warrant Shares and of making an informed investment decision and has done so, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (e) (1) has reviewed the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Securities and the Warrant Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify the information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Purchased Securities and the Warrant Shares indefinitely and (ii) a total loss in respect of such investment.
Section 4.07Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by such Investor and its respective Representatives, such Investor and its respective Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, in each case containing forward-looking information, regarding the Company and its Subsidiaries and their respective businesses and operations.  Such Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans to the extent each of them contain forward-looking information with which such Investor is familiar, that such Investor is making its own evaluation of the adequacy and accuracy of such forward-looking information so furnished to such Investor (including the reasonableness of the assumptions underlying such forward-looking information), and that except for the representations and warranties made by the Company in Article III or the Transaction Documents and other than for Fraud, such Investor will have no claim against the Company with respect thereto.

Section 4.08No Other Representations or Warranties.  Except for the representations and warranties made by such Investor in this Article IV or the Transaction Documents, neither such Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to such Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by such Investor in this Article IV or the Transaction Documents, neither such Investor nor any other Person makes or has made any express or implied representation or warranty to the Company or its Representatives with respect to any oral or written information presented to the Company or its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and such Investor.
Article V

Additional Agreements
Section 5.01Negative Covenants. Except as required by applicable Law or Judgment, or as expressly contemplated by this Agreement, the Acquisition Agreement, the Debt Commitment Letter or other Transaction Document or as described in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01) (the “Interim Period”), unless the Hill Path Investor otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to operate their businesses in all material respects in the ordinary course consistent with past practice, and to maintain and preserve in all material respects its existing relationships with its customers, employees, independent contractors and other business relationships having material business dealings with the Company or any of its Subsidiaries and (y) the Company shall not, and shall cause each of its Subsidiaries not to, take any action which would require the affirmative vote or consent of the Investors under Section 9 of the Certificate of Designation as if it were in effect and the Purchased Securities were outstanding throughout the Interim Period.
Section 5.02Reasonable Best Efforts; Filings.
(a)Subject to the terms and conditions of this Agreement, each of the Company and the Investors shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.  Each of the parties shall continue to cooperate with each other throughout the term of this Agreement to evaluate and identify any filings, consents, clearances or approvals required under or in connection with any Competition Law, and shall, subject to the terms of this Section 5.02, make any appropriate filings with the applicable Governmental Authorities required to be made under applicable Competition Laws.
(b)Without limiting the generality of Section 5.02(a), the Company and the Investors acknowledge that one or more filings, notifications, expirations of waiting periods, waivers and/or approvals under applicable Competition Laws may be necessary in connection with, and prior to, the issuance of Warrant Shares in accordance with the Warrant Agreements.  From and after the Closing, each Investor will promptly notify the Company in writing if any such filing, notification, expiration of a waiting period, waiver and/or approval (in each case under any Competition Law) is required by applicable Competition Laws in connection with any such exercise of the Warrants by such Investor in accordance with the Warrant Agreements.  Notwithstanding anything to the contrary in this Agreement or the Warrant Agreements, any exercise of the Warrants shall be subject to such required applicable filing, notification, expiration of a waiting period, waiver and/or approval.  To the extent requested by either the Company or an Investor from time to time following the Closing, each of the Company and the Investors will use reasonable best efforts to cooperate in promptly making or causing to be made all necessary applications, submissions and filings under any applicable Competition Laws in connection with the issuance of Warrant Shares whether in advance of such exercise or contemporaneous with such exercise. For the avoidance of doubt, each Investor and its transferees may require the reasonable cooperation of the Company under this Section 5.02 at any time, and from time to time and on multiple occasions, prior to the exercise in full of the Warrants held by an Investor or such transferee. Each Investor shall be responsible for the payment of 100% of any filing fees associated with any such applications, submissions or filings by such Investor or its Affiliates or the Company.
(c)Each of the Company and each of the Investors shall use its reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or any of the Investors, as the case may be, from or given by the

Company or any of the Investors, as the case may be, to the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Any documents or other materials provided pursuant to this Section 5.02 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the parties may, as each deems advisable, reasonably designate any material provided under this Section 5.02 as “outside counsel only material.”
(d)Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 or elsewhere in this Agreement shall require an Investor or the Company to take any action with respect to any of its controlled Affiliates or its direct or indirect portfolio companies, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of an Investor.  The parties agree that all obligations of other parties related to regulatory approvals shall be governed exclusively by this Section 5.02.
Section 5.03Corporate Actions.
(a)At any time that any Warrants are outstanding, the Company shall (i) from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Common Stock to satisfy the exercise requirements of the Warrants then outstanding, and (ii) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NASDAQ (or any other national securities exchange upon which the Common Stock may subsequently be listed) in respect of the Common Stock (other than in connection with a Change in Control pursuant to which the Company satisfies in full its obligations under the Warrant Agreements).
(b)Prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designation.
(c)If any occurrence during the Interim Period would have resulted in an adjustment to the Warrant Shares pursuant to the Warrants if the Warrants had been issued and outstanding since the date of this Agreement, the Company shall adjust the Warrant Shares, effective as of the Closing, in the same manner as would have been required by the Warrants if the Warrants had been issued and outstanding since the date of this Agreement.

Section 5.04Public Disclosure. Each Investor and the Company shall consult with each other before issuing, and give each other party the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system.  The Investors and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in a form agreed to by the parties hereto (the “Announcement”).  Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or an Investor which is consistent with the Announcement and does not contain any further material information relating to the Transactions.  Notwithstanding the foregoing, this Section 5.04 shall not prohibit any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 5.04 or any provision of the Confidentiality Agreement limit disclosure by any Investor Party and their respective Affiliates of ordinary course communications regarding this Agreement and the Transactions to its existing or prospective general and limited partners, equityholders, members, managers and investors of any Affiliates of such Person, including disclosing information about the Transactions on their websites in the ordinary course of business consistent with past practice, provided that (i) such disclosure does not include any material non-public information regarding the Company and (ii) provided that the recipients agree to maintain the confidentiality of such communications and such Investor will remain liable for any damages arising out of a failure by such recipients to keep such communications confidential in accordance with the provisions hereof unless such recipient has entered into a confidentiality agreement enforceable by the Company.  The Company will reasonably cooperate with each Investor to provide information to such Investor’s general and limited partners that does not include material non-public information regarding the Company.
Section 5.05Confidentiality.  Each Investor will, will cause its Affiliates who actually receive Confidential Information (as defined below) to, and will use commercially efforts to cause its and their respective Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to such Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives (collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of either (x) furthering the Company’s business and affairs or (y) monitoring, administering or managing such Investor’s investment in the Company made pursuant to this Agreement, provided, that the Confidential Information shall not include information that (a) was or becomes available to the public (other than as a result of a disclosure by an Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05 or other obligation of confidentiality to the Company including under fiduciary duties), (b) was or becomes available to an Investor, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided, that such source is not known to an Investor to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company, (c) at the time of disclosure is already in the possession of an Investor, any of its Affiliates or any of their respective

Representatives on a non-confidential basis, or (d) was independently developed by the Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information; provided, that  Confidential Information may be disclosed (i) to an Investor’s Affiliates and its and their respective Representatives, in each case, in the ordinary course of business (including in connection with monitoring, administrating or managing an Investor’s investment in the Company) (provided that such Investor’s Affiliates and the respective Representatives agree to maintain the confidentiality of such Confidential Information and such Investor will remain liable for any damages arising out of a failure by such Investor’s Affiliates and the respective Representatives to keep such Confidential Information confidential in accordance with the provisions hereof unless such Affiliate or Representative has entered into a confidentiality agreement enforceable by the Company), (ii) to existing or prospective limited partners or other equityholders in investment funds affiliated with or managed by Affiliates of Hill Path, HPS and their respective Representatives in the ordinary course of business (provided that such recipients agree to maintain the confidentiality of such Confidential Information and the Hill Path Investor (in the case of disclosure to existing or prospective Hill Path-Affiliated investment fund investors) and the HPS Investor (in the case of disclosure to existing or prospective HPS-Affiliated investment fund investors) will remain liable for any damages arising out of a failure by such recipients to keep such Confidential Information confidential in accordance with the provisions hereof unless such recipient has entered into a confidentiality agreement enforceable by the Company, and provided further that no information disclosed pursuant to this clause (ii) shall include any material non-public information of the Company), (iii) to any prospective financing sources in connection with a hedge or other derivative transaction, or the syndication and marketing of any Equity Loan, in each case, as long as such prospective purchaser or lender, as applicable, is subject to customary confidentiality restriction, (iv) as may be reasonably determined by an Investor to be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its Subsidiaries, (v) to another Investor, such other Investor’s Affiliates and its and their respective Representatives, in each case, in connection with monitoring, administrating or managing the Investors’ investment in the Company (provided that the recipient Investor will be solely liable, and will solely remain liable for any damages arising out of a failure by such recipient Investor, its Affiliates and their respective Representatives to keep such Confidential Information confidential in accordance with the provisions hereof unless, in the case of Affiliates or Representatives, such Affiliates or Representative has entered into a confidentiality agreement enforceable by the Company) or (vi) as may otherwise be required by applicable Law, regulation, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), provided, that in the case of disclosure pursuant to this clause (vi), the applicable Investor, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted and reasonably practicable, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek (at its sole cost and expense) to limit, condition or quash such disclosure. The Confidentiality Agreement shall terminate simultaneously with the Closing.

Section 5.06NASDAQ Listing of Shares.  To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly notify the NASDAQ regarding the issuance of the Warrant Shares, subject to official notice of issuance.  From time to time following the Closing Date, the Company shall ensure that the NASDAQ is notified regarding the issuance of the number of Warrant Shares then issuable upon exercise of the then-outstanding Warrants, subject to official notice of issuance, or comply with the relevant procedures required by such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.07Transfers.
(a)Until the first anniversary of the Closing Date, no Investor shall Transfer any Preferred Stock without the prior written consent of the Company, which the Company may withhold in its sole discretion; provided, that at any time after the Closing Date, each of the Investor Parties shall be permitted, without the consent of the Company, to Transfer any or all of their respective Preferred Stock to a Permitted Affiliate Transferee. After the first anniversary of the Closing Date, each Investor shall be permitted to Transfer any or all of its Preferred Stock to any Person, other than any Person that is a Disqualified Holder.
(b)No Investor shall Transfer any Warrants, Warrant Shares or Preferred Stock unless (i) the Transfer is consummated in compliance with the Existing Company Policies, the Company’s other policies as in effect from time to time (to the extent such other policies (A) are duly adopted by the Board to comply with applicable Law, (B) are not inconsistent with this Agreement and the other Transaction Documents, (C) are generally applicable policies and (D) are not designed to target or have a disproportionate impact on any of the Investor Parties), the Company’s Organizational Documents, this Agreement and the other Transaction Documents (including the legal opinion requirement set forth in Section 5.08(b)) and in compliance with all applicable securities Laws (including pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act of 1933, as amended) and (ii) the transferor reimburses the Company for all reasonable costs and expenses (including reasonable and documented attorneys’ fees) it incurs in connection with such Transfer (other than with respect to expenses which are expressly the Company’s obligation under the Registration Rights Agreement); provided that in the case of clause (i), no Investor shall be required to comply with the Existing Company Policies with respect to the Transfer of Preferred Stock except for the Company’s generally applicable insider trading policy in effect on the date hereof; provided, further, that with respect to the Transfer of Preferred Stock, no preapproval shall be required for a Transfer, nor shall any Transfer be prohibited by the reason of such insider trading policy, to a Person who either (x) agrees to a customary “big boy” acknowledgement or (y) is party to a confidentiality agreement with the Company and is provided with any then-current material non-public information. Notwithstanding anything else herein, no Transfer is permitted to any Disqualified Holder in any circumstance; provided, that the restrictions set forth in this sentence shall not apply to Transfers made pursuant to a bona fide public offering, or in connection with a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Subsidiary thereof.
(c)The Company shall provide reasonable cooperation to the Investor Parties in connection with any Transfer of the Preferred Stock, Warrants or Warrant Shares, which may be subject to the execution by a proposed transferee of a confidentiality agreement with the Company and which will not unreasonably disrupt the operation of the Company’s business.
Section 5.08Legend.

(a) All certificates or other instruments representing the Purchased Securities and any Warrant Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

(a)Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any certificate for any Purchased Security or Warrant Share to be Transferred in accordance with the terms of this Agreement.
Section 5.09Board Matters; Election of Directors. Subject to applicable Laws:
(a)Effective as of the Closing, the Company and the Board will increase the size of the Board to nine members (unless there is a vacancy in the Board at such time) and, subject to Section 5.09(d), the Board shall appoint two designated representatives of the Hill Path Investor Parties who are reasonably acceptable to the Board, including after receipt of accurately completed director questionnaires and the satisfactory completion of other processes of the Board and its Nominating and Corporate Governance Committee (each such individual, an “Investor Director Designee”) to the Board, with one Investor Director Designee to serve as a Class I Director and one Investor Director Designee to serve as a Class III Director (in each case in accordance with the Company Charter Documents); provided, however, that James Chambers and Scott Ross, the initial Investor Director Designees, are deemed reasonably acceptable to the Board for purposes of this sentence.  Following the Closing, the Hill Path Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by the Company so long as the Hill Path Investor provides reasonable advance written notice to the Company of the Investor Director Designees prior to the mailing of the proxy statement by the Company (provided, that the Company shall provide reasonable advance written notice to the Hill Path Investor of the expected mailing date).  For the avoidance of doubt, failure of the stockholders of the Company to elect any Investor Director Designee to the Board shall not affect the right of the Hill Path Investor to nominate a director for election pursuant to this Section 5.09 in any future election of directors. For so long as the Hill Path Investor Parties have the right to designate an Investor Director Designee and subject to Section 5.09(b), (x) one Investor Director shall be entitled, but not obligated, to serve as a member of the Nominating and Governance Committee, one Investor Director shall be entitled, but not obligated, to serve as a member of the Compensation Committee, and one Investor Director shall be entitled, but not obligated, to serve as a member of the Audit Committee and (y) the Board shall consider in good faith the inclusion of an Investor Director on each other committee, if any, of the Board, subject in each case to meeting the applicable requirements for service on such committee as set forth in the listing rules of NASDAQ, the Company’s corporate governance guidelines applicable to all of the members of such Committee and such Committee’s charter. For so long as the Hill Path Investor is entitled to nominate an Investor Director Designee pursuant to this Section 5.09, the Company shall not decrease the size of the Board if such decrease would require the resignation of either or both Investor Director Designees, in each case without the consent of the Hill Path Investor.
(b)No delay by the Hill Path Investor in proposing any Investor Director Designee shall impair its right to subsequently propose any Investor Director Designee.  In the event that the Hill Path Investor has nominated less than the total number of nominees that the Hill Path Investor is entitled to propose pursuant to this Section 5.09, the Hill Path Investor shall have the right, at any time, to propose such additional Investor Director Designee nominees to which it is entitled, in which case, the Board shall, at such time, expand the size of the Board (if necessary) and appoint such additional Investor Director Designee nominees.
(c)Following the Closing Date, if at any time the Accumulated Liquidation Preference is greater than zero and less than $75,000,000, then at the written direction of the Board (with each Investor Director recused from the deliberations and vote on whether to make such a written direction), one Investor Director (selected by the Investor) shall thereby and thereupon resign from the Board effective immediately. Following the Closing Date, if at any time the Accumulated Liquidation Preference is zero or the Preferred Stock is redeemed in full, (i) any and all remaining Investor Director or Investor Directors shall thereby and thereupon resign from the Board effective immediately following the first regularly scheduled Board meeting following such event and (ii) the right of the Hill Path Investor Parties to designate Investor Director Designees shall terminate. As a condition to being appointed to the Board, each Investor Director shall deliver to the Company an undated resignation letter, which shall be held in escrow by the Company until it becomes effective (without the necessity of any further action by any Person, including the Investor Director or the Hill Path Investor) in accordance with the two preceding sentences.
(d)Each Investor Director Designee shall, at the time of his or her nomination or appointment as an Investor Director and at all times thereafter until such individual ceases to serve as an Investor Director:
(i)meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;
(ii)to the extent applicable, meet and comply with any requirements under applicable Law or stock exchange listing rules for membership on the applicable Committee;
(iii)not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company; and
(iv)not be an employee, officer or consultant to, or be receiving any compensation or benefits from, any Disqualified Holders (unless otherwise agreed to by the Governance Committee of the Board).

(e)If the Hill Path Investor exercises its designation rights in accordance with the provisions of this Section 5.09, the Company and the Board shall (i) include the Investor Director Designee designated by the Hill Path Investor in accordance with this Section 5.09 in the Company’s slate of nominees (whether in the Company’s proxy statement or otherwise) for the applicable meeting of the Company’s stockholders or action by written consent at which directors are to be elected, (ii) recommend that the Company’s stockholders vote in favor of such Investor Director Designee, (iii) support such nominee in a manner that is no less favorable as compared to the support provided to other director nominees of the Company with respect to the applicable meeting of stockholders or action by written consent and (iv) cause the Board to have sufficient vacancies to permit such Investor Director Designee to be elected as a member of the Board.
(f)In the event that a vacancy is created at any time by the death, resignation, removal, disqualification or other cause of any Investor Director, including the failure of any Investor Director Designee to be elected at a meeting of stockholders of the Company, the Hill Path Investor shall have the right to designate a replacement to fill such vacancy (but only if the Hill Path Investor would be then entitled to nominate such designee pursuant to the provisions of this Section 5.09).  The Board and the Company shall, to the fullest extent permitted by applicable Law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by the individual so designated and to cause the Board to elect such designee to the Board as soon as possible (subject to the conditions in Section 5.09(a)). For the avoidance of doubt, given that it is understood that the consummation of the Acquisition may occur prior to the Company’s 2024 annual meeting of stockholders: (i) the Company may include the Investor Director Designees as nominees for the Board in its proxy statement for such meeting with the election to be conditional upon the consummation of the Closing; or (ii) if the Company’s proxy statement in respect of such meeting did not or was unable to include the Investor Designees as nominees for the Board, then, immediately after such annual meeting, the Company and the Board shall reappoint the Investor Director Designees who were serving immediately prior to such annual meeting to the Board and each committee on which they previously served.
(g)The Company shall at all times provide each Investor Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other members of the Board, pursuant to the Company Charter Documents, the DGCL or otherwise, and shall provide and maintain directors’ and officers’ liability insurance for the benefit of the Investor Directors to the same extent as it provides such insurance to other members of the Board. The Company acknowledges and agrees that any Investor Director who are partners, members, employees, or consultants of Hill Path and/or any of its Affiliates (each, an “Hill Path Entity”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Hill Path Entity (collectively, the “Hill Path Indemnitors”).  The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the certificate of incorporation, bylaws or any other organizational documents (collectively, the “Organizational Documents”) of the Company and/or any of its Subsidiaries and/or any indemnification agreements to any Investor Director in his or her capacity as a director of the Company or any of its Subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Hill Path Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary).  Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Organizational Documents of the Company and/or any of its Subsidiaries in effect from time to time and/or (ii) such other agreement, if any, between the Company and/or any of its Subsidiaries, on the one hand, and such indemnitees, on the other hand, without regards to any rights such indemnitees may have against the Hill Path Indemnitors. No advancement or payment by the Hill Path Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Hill Path Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company and/or its applicable Subsidiaries.
(h)In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Investor Director shall be entitled to receive, unless waived by such Investor Director, (i) any and all applicable director and Committee fees and compensation that are payable to the Company’s non-management directors as part of the Company’s director compensation plan (in the same proportions of cash and/or securities as are provided to the Company’s non-management directors), and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties consistent with the Company’s expense reimbursement policy applicable to non-management directors.
(i)In recognition and anticipation that (i) certain directors, principals, officers, employees, members, partners and/or other representatives of the Hill Path Investor, any Hill Path Investor Party or Hill Path Entity, or of investment funds or vehicles affiliated with an Hill Path Entity or any of its respective Affiliates may be an Investor Director Designee and, accordingly, serve as Directors, and (ii) each of Hill Path or investment funds or vehicles affiliated with Hill Path may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage, the provisions of this Section 5.09(i) are set forth to regulate and define the conduct of certain affairs of the Company and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve any Hill Path Investor Party or its Affiliates and the powers, rights, duties and liabilities of the Company, its Subsidiaries, and their respective directors, officers and stockholders in connection therewith.  To the fullest extent permitted by applicable Law and subject to the last sentence in this Section 5.09(i), the Company, on behalf of itself and each of its Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for any Hill Path Investor Party, any of its Affiliates, or any Investor Director Designees or Investor Director (collectively, “Identified Persons” and, individually, an “Identified Person”) and the Company or any of its Affiliates except as set forth herein. To the fullest extent permitted by applicable Law and subject to the last sentence in this Section 5.09(i), in the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Company or any of its Affiliates and shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Affiliate of such Identified Person).  The Company, on behalf of itself and each of its Subsidiaries, (x) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, and (y) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (1) the ownership by an Identified Person of any interest in any Related Company, (2) the affiliation of any Related Company with an Identified Person or (3) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person who is not an Investor Director shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, (C) none of the duties imposed on an Identified Person who is not an Investor Director, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement, and (D) subject to the last sentence in this Section 5.09(i) and to the fullest extent permitted by applicable Law, the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities. Notwithstanding anything to the contrary herein and for avoidance of doubt: (i) no Investor Director may pursue any business opportunities he or she first becomes aware of in a Board meeting or in materials distributed to the Board by the Company unless the Company has first elected not to pursue such opportunity, (ii) upon the request of the Company, each Hill Path Investor Party shall cause any Investor Director to describe to the Company the time and manner in which a business opportunity was first learned of by such Investor Director, subject to any applicable confidentiality restrictions binding upon an Identified Person, (iii) any Confidential Information learned by an Investor Director in a Board meeting or in materials distributed to the Board by the Company shall be utilized by an Identified Person solely for the purposes of either (x) furthering the Company’s business and affairs or (y) monitoring, administering or managing the Hill Path Investor’s investment in the Company made pursuant to this Agreement, and (iv) an Investor Director shall be recused from all Board and Committee meetings, deliberations, communications, information sharing, votes and consents related to any matter that presents an actual or potential conflict of interest to the extent required by applicable Law.
(j)If any Investor Director becomes a member of the board of directors of a Disqualified Holder, the Hill Path Investor Parties shall cause prompt notice of such fact to be provided to the Company.  The Hill Path Investor also agrees that if an Investor Director is a member of the board of directors of a Disqualified Holder and the continued membership of such Investor Director on both the Board and such other board of a Disqualified Holder would constitute a violation of applicable Law, then the Investor Parties shall cause such Investor Director to promptly resign from either (x) such Disqualified Holder’s board of directors or (y) the Board and all Committees (provided that, for the avoidance of doubt, the Hill Path Investor shall retain the right to designate a replacement pursuant to Section 5.09(f)).
Section 5.10Tax Matters.
(a)The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Preferred Stock or the Warrants or any Warrant Shares to the extent required by applicable Law.  The Company shall promptly notify the Investors if it determines that it has such requirement to withhold and give each Investor a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding.  Within a reasonable amount of time after making such withholding payment, the Company shall furnish each Investor with copies of any tax certificate, receipt or other documentation reasonably acceptable to such Investor evidencing such payment.  The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on the issuance of the Preferred Stock or the Warrants or any Warrant Shares.
(b)For so long as any shares of the Preferred Stock, the Warrants, or any Warrant Shares is outstanding, the Company is and will remain classified as a corporation for U.S. federal income tax purposes and the Company shall not engage in any transaction that would result in a holder of Preferred Stock, Warrants, or Warrant Shares owning equity in an entity having a classification for U.S. federal income tax purposes different than that of the Company.
(c)The Preferred Stock and the Warrants shall be treated as part of an investment unit under the principles of Section 1273(c)(2) of the Code.  Promptly following the Closing Date, the Investors and the Company shall discuss in good faith and agree upon the allocation of the Purchase Price between the Preferred Stock and the Warrants.  In the event that the Investors and the Company are unable to agree upon such allocation following good faith negotiations, each Investor shall be entitled to determine the allocation and shall promptly notify the Company of such determination.  The allocation as determined pursuant to this Section 5.10(c) (the “Allocation”) shall be binding for all Tax purposes and any holder of Preferred Stock and the Company shall report consistently therewith.
(d)Prior to a “determination” (as defined in Section 1313(a) of the Code), change in applicable Law, amendment to the terms of the governing documents of the Company that is made with the necessary consent of the holders of the Preferred Stock, issuance of a Treasury Regulation, precedential Revenue Ruling or similar guidance or a bona fide settlement of an audit, examination or other administrative or judicial proceeding, in each case, to contrary effect, the parties agree and intend (i) that the Preferred Stock and the Penny Warrants are treated as equity (and not debt or options) for U.S. federal income tax purposes, (ii) the Market Warrants are treated as an option to acquire Common Stock for U.S. federal income tax purposes, (iii) to report no dividend for U.S. federal income tax purposes as includable in income by a holder of Preferred Stock under Section 305 of the Code solely as a result of undeclared and unpaid dividends accruing and accumulating on the Preferred Stock, (iv) that, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, any exceptions under Treasury Regulations Section 1.305-5(b)(1)), the difference between the issue price of the Preferred Stock, which for tax purposes shall be based on the Allocation, and the initial liquidation preference of the Preferred Stock (each, as determined or adjusted for U.S. federal income tax purposes) shall be treated as a redemption premium for purposes of Treasury Regulations Section 1.305-5(b), which shall accrue as constructive distributions over the period from issuance to the date on which the Preferred Stock is mandatorily redeemable by the Company, and (v) that in the event of a redemption or repurchase of Preferred Stock, to treat such redemption or repurchase as not essentially equivalent to a dividend for purposes of Section 302 of the Code.
(e)Each Investor (and any other holder of Preferred Stock) shall be either a “United States person” as defined in Section 7701(a)(30) of the Code that shall have delivered to the Company (or its paying agent or any other applicable withholding agent) a duly executed, valid and properly completed IRS Form W-9 (or successor form) or a “United States person” as defined in Section 7701(a)(30) of the Code that shall have delivered to the Company (or its paying agent or any other applicable withholding agent) a duly executed, valid and properly completed IRS Form W-8EXP (or successor form) or other form certifying such Investor’s complete exemption from U.S. dividend withholding tax or IRS Form W-8IMY (or successor form) certifying such Investor’s status as a “withholding foreign partnership” within the meaning of Treasury Regulations Section 1.1441-5(c)(2) that has assumed primary responsibility for withholding under chapters 3 and 4 of the Code, information reporting under chapter 61 of the Code, backup withholding under Section 3406 of the Code, and withholding under any other provision of the Code.
Section 5.11Use of Proceeds.  The Company shall use the proceeds from the issuance and sale of the Purchased Securities (a) to pay for any costs, fees and expenses incurred in connection with the Transactions or (b) the purchase price in connection with the Acquisition and related transaction expenses for the Acquisition.
Section 5.12Acquisition Matters.  The Company shall (a) use its reasonable best efforts to consummate the Acquisition in accordance with the terms of the Acquisition Agreement and not take any action that would constitute a Willful Breach of the Acquisition Agreement (such definition applied mutatis mutandis to the Acquisition Agreement), (b) keep each Investor apprised on a reasonably current basis of (i) any material events regarding any antitrust, regulatory or other notification or filing required in connection with the transactions contemplated by the Acquisition Agreement and (ii) any material disputes that arise under or relate to the Acquisition Agreement prior to the Closing.  Notwithstanding anything to the contrary herein, neither the Company nor its Affiliates shall (A) make any amendment or waiver to the Acquisition Agreement that is adverse in any material respect to any Investor (which, for the avoidance of doubt, includes (x) taking any action in connection with such amendment or waiver that would require the Investors’ consent if the Closing had occurred and the Certificate of Designations had been in full force and effect immediately prior to such action, or (y) any modification, amendment, consent or waiver to the definition of “Company Material Adverse Effect” in the Acquisition Agreement), (B) waive the conditions set forth in Sections 7.1 or 7.2 of the Acquisition Agreement or (C) extend the Outside Date (as defined in the Acquisition Agreement), in each case without the prior written consent of the Hill Path Investor (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.13Financing Cooperation. If requested by an Investor Party in writing, the Company will from time to time (including, for the avoidance of doubt, following the Closing) provide reasonable cooperation (with, in each case, all reasonable, documented out-of-pocket expenses, including legal expenses, incurred by the Company in connection with the foregoing, being borne by such Investor Party) in connection with such Investor Party obtaining any total return swap or a loan or other financing arrangement relating to the Preferred Stock, including pledging, hypothecating or otherwise granting a security interest in such securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any Transfer upon foreclosure (or in lieu of foreclosure) upon such securities (an “Equity Loan”), including with respect to the following: (i) entering into a customary issuer agreement (an “Issuer Agreement”) with each lender in connection with such transactions (which agreement may include agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon a foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding Organizational Documents and corporate policy, if applicable, and certain acknowledgments regarding the pledged securities and securities law status of the pledge arrangements), (ii) using commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged securities and depositing any pledged securities in book entry form on the books of The Depository Trust Company, in each case when eligible to do so or otherwise as agreed with the transfer agent (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such securities are eligible for resale under Rule 144A, depositing such pledged securities in book entry form on the books of The Depository Trust Company or other depository with customary representations and warranties from the applicable Investor Party or its applicable Affiliates regarding compliance with securities Laws, (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged securities in the name of the relevant lender, agent, counterparty, custodian or similar party to an Equity Loan, with respect to an Equity Loan as securities intermediary and only to the extent the Investor Parties (or its or their Affiliates) continue to beneficially own such pledged securities, (iv) entering into customary triparty agreements with each lender and the applicable Investor Parties relating to the delivery of the applicable securities to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations hereunder and (v) such other cooperation and assistance as the Investor Parties may reasonably request so long as (x) such cooperation and assistance does not unreasonably disrupt the operation of the Company’s business, (y) a Disqualified Holder does not participate directly or indirectly as a lender or other party in such Equity Loan and (z) no material obligations or liabilities are imposed on the Company or its Subsidiaries as a result thereof.
Section 5.14State Securities Laws.  During the Interim Period, the Company shall use its reasonable best efforts (and each Investor shall cooperate with the Company in all respects in connection therewith) to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Preferred Stock, the Warrants and the Warrant Shares, and (b) cause such authorization, approval, permit or qualification to be effective as of the Closing (and as of any exercise of the Warrants if at least 15 Business Days’ prior written notice of the proposed exercise is given to the Company); provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any jurisdiction in which it is not otherwise subject to taxation on the date of this Agreement.

Section 5.15General Participation Rights; Right of First Refusal for Non-Voting Preferred Stock.
(a)For the purposes of this Section 5.15:
(i)“equity securities” shall include for these purposes Common Stock and any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock or any other class of capital stock of the Company (including any preferred stock); and
(ii)“Excluded Stock” shall mean (A) shares of equity securities issued by the Company as a stock dividend payable in shares of equity securities, or upon any subdivision or split-up of the outstanding shares of capital stock, (B) the issuance of shares of equity securities (including upon exercise of options) to directors, employees or consultants of the Company pursuant to the Company Stock Plan or other stock option plan, restricted stock plan or other similar plan approved by the Board, (C) securities issued pursuant to the exercise of the Warrants issued to an Investor or any warrants that are issued and outstanding on the date hereof, (D) shares of equity securities issued as consideration in connection with a “business combination” (as defined by the rules and regulations promulgated by the SEC) or as consideration in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, (E) shares of a Subsidiary of the Company issued to the Company or a wholly-owned Subsidiary of the Company, (F) securities of a joint venture (provided that no Affiliate (other than any Subsidiary of the Company) of the Company acquires any interest in such securities in connection with such issuance) or (G) shares of equity securities to a third-party lender in connection with a bona fide borrowing by the Company that is primarily a debt financing transaction.
(b)Until the later of (x) the Investor Parties ceasing to satisfy the 5% Beneficial Holding Requirement and (y) the three (3)-year anniversary of the Closing Date, if the Company or a Subsidiary of the Company proposes to issue equity securities of any kind (other than Excluded Stock) then, the Company shall:
(i)give written notice to each of the Hill Path Investor Parties and the HPS Investor Parties, no less than five (5) Business Days prior to the closing of such issuance, setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as any of the Investor Parties may reasonably request in order to evaluate the proposed issuance (except that the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities); and
(ii)offer to issue and sell to each of the Hill Path Investor Parties and the HPS Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the applicable Investor Parties, a portion of the Proposed Securities equal to:
(1)with respect to any such equity securities (other than (I) any Excluded Stock or (II) any shares of non-voting preferred stock of the Company), a percentage determined by dividing (A) the number of shares of Common Stock the Hill Path Investor Parties or HPS Investor Parties, respectively, beneficially own (on an as-exercised basis) by (B) the total number of shares of Common Stock then outstanding (on an as-exercised basis); or
(2)with respect to any shares of non-voting preferred stock of the Company (other than any Excluded Stock), 100% of such shares (such percentage in Section 5.15(b)(ii)(1) or Section 5.15(b)(ii)(2), as applicable, the applicable “Participation Portion”), allocated pro rata among the Hill Path Investor Parties and the HPS Investor Parties based on their respective ownership of the issued and outstanding shares of Preferred Stock as compared to the total number of shares of Preferred Stock then outstanding;

provided, however, that, in each case and subject to compliance with the terms and conditions set forth in Section 5.15(h), the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) the portion of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable Law (provided, further, however, that (x) if the number of Proposed Securities to be issued is reduced, then such reduction will be apportioned pro rata among the Hill Path Investor Parties and the HPS Investor Parties and (y) the Company shall still be obligated to provide written notice of such proposed issuance to the Investor Parties pursuant to Section 5.15(b)(i), which notice shall include a description of the Proposed Securities (including the number thereof) that would require stockholder approval in respect of the issuance thereof (the “Restricted Issuance Information”)).

(c)Each Investor will have the option, on behalf of its applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of Proposed Securities up to the applicable Participation Portion corresponding to the type of the Proposed Securities, which notice must be given within five (5) Business Days after receipt of such notice from the Company.  The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right (or, in the case of a subscription for 100% of the Proposed Securities under Section 5.15(b)(ii)(2), on a date within 30 days after such notice as agreed between the Company and each such Investor); provided, however, that the closing of any purchase by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right (but shall not delay such closing for any other purchaser) to the extent necessary to (i) obtain required approvals from any Governmental Authority or (ii) permit the Investor Parties to receive proceeds from calling capital pursuant to legally binding written commitments made by its (or its affiliated investment funds’) limited partners.
(d)Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 5.15(b).  Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to the Investor Parties pursuant to this Section 5.15.
(e)The election by any Investor Party not to exercise its subscription rights under this Section 5.15 in any one instance shall not affect their right as to any subsequent proposed issuance.
(f)Notwithstanding anything in this Section 5.15 to the contrary, the Company will not be deemed to have breached this Section 5.15 if not later than thirty (30) Business Days following the issuance of any Proposed Securities in contravention of this Section 5.15, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to each Investor Party so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, each Investor Party will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon the same economic and other terms provided for in Section 5.15(b) and Section 5.15(c).
(g)In the case of an issuance subject to this Section 5.15 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.
(h)In the event that the Company is not required to offer or reoffer to the Investor Parties any Proposed Securities because such issuance would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of NASDAQ or any other securities exchange or any other applicable Law, the Company shall, upon any Investor Parties’ reasonable request delivered to the Company in writing within no later than five (5) Business Days following its receipt of the written notice of such issuance to the Investor Parties pursuant to Section 5.15(b)(i) (together with the Restricted Issuance Information), at such Investor Parties’ election:
(i)consider and discuss in good faith modifications proposed by any of the Investor Parties to the terms and conditions of such portion of the Proposed Securities which would otherwise be issued to the Investor Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Proposed Securities as so modified; and/or

(ii)solely to the extent that stockholder approval is required in connection with the issuance of equity securities to Persons other than the Investor Parties, take such actions as may be reasonably necessary to seek stockholder approval in respect of the issuance of any Proposed Securities to the Investor Parties.
Section 5.16Section 16 Matters.  If the Company becomes a party to a consolidation, merger or other similar transaction and if an Investor Director is serving on the Board at such time or has served on the Board during the preceding six (6) months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Hill Path Investor’s, its Affiliates’ and the Investor Director’s interests (to the extent the Hill Path Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent its terms and conditions are satisfied and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by the Hill Path Investor, the Investor’s Affiliates, the Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Hill Path Investor or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Hill Path Investor requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent its terms and conditions are satisfied, the Company shall use its commercially reasonable efforts that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Hill Path Investor, its Affiliates and the Investor Directors (for the Hill Path Investor and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent its terms and conditions are satisfied.
Section 5.17Information Rights. For so long as the Preferred Stock is outstanding, the Company agrees promptly to provide the Hill Path Investor with the following (except to the extent that such Investor declines in writing, on behalf of its related Investor Parties, to receive such information):
(a)within ninety (90) days after the end of each fiscal year of the Company, (A) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and (B) audited, consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for such fiscal year; provided, that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC;
(b)within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and (B) consolidated statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for such fiscal quarter; provided, that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC;
(c)copies of all materials (which may include monthly financial information, budget and business plans, and material documents provided to creditors, among others) provided to the Board at substantially the same time as provided to the Board (except for materials withheld for recusal reasons under the last sentence of Section 5.09(i));
(d)copies of all informational documents required to be delivered to the Company’s lenders under the applicable loan agreements at substantially the same time as provided to the Lenders; and
(e)such other information (except for information withheld for recusal reasons under the last sentence of Section 5.09(i)) about the Company and its Subsidiaries, or their respective businesses and operations, as such Investor may reasonably request to monitor its investment in the Purchased Securities and the Warrant Shares, so long as providing such information would not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;

provided, that the Company shall not be obligated to provide such access or materials if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (A) result in the disclosure of trade secrets or competitively sensitive information to third parties who are not subject to a non-disclosure agreement with the Company, (B) violate applicable Law, an applicable order or a Contract or obligation of confidentiality owing to a third party or (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege (provided, however, that in each such case the Company shall use reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney-client privilege, attorney work product protection or other legal privileges).

Section 5.18Refinancing Request.
(a)Commencing upon the earlier of (i) the fourth anniversary of the Closing Date and (ii) the Mandatory Redemption Date or Fundamental Change Repurchase Date, if the Mandatory Redemption Price (as defined in the Certificate of Designation) is not paid in full on or before such date then, in either case, if any shares of Preferred Stock remain outstanding, the Company shall, upon receipt of a written request from the Hill Path Investor (a “Refinancing Request”), commence and use commercially reasonably efforts to engage in a process (a “Refinancing Process”) to explore one or more debt or equity transactions (“Refinancing Transactions”) to generate the net proceeds that would be used to redeem all of the shares of Preferred Stock then outstanding at the then applicable Optional Redemption Price (as defined in the Certificate of Designation) in accordance with the terms hereof; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.18, (x) the Hill Path Investor shall not have the right or power to require the Company to, and the Company has no obligation or duty to, consummate a Refinancing Transaction and (y) the decision of whether or not to consummate a Refinancing Transaction is subject to the determination of the disinterested members of the Board (which does not include any Investor Director for this purpose) in compliance with their fiduciary duties.
(b)Upon receipt of a Refinancing Request, the Company shall commence a Refinancing Process in good faith under the supervision and control of the Board, which process shall be undertaken in consultation with the Hill Path Investor, which shall include (A) selecting, in consultation with the Hill Path Investor, a nationally-recognized investment banking firm experienced in similar transactions in the industry in which the Company and its Subsidiaries are engaged to assist the Company with respect to a Refinancing Transaction (the “Investment Bank”), (B) cooperating with the Investment Bank and the Hill Path Investor in the evaluation of such Refinancing Transactions, (C) facilitating a customary due diligence process in respect of any such Refinancing Transaction, including establishing, populating and maintaining an online “data room,” (D) executing customary and reasonable documents for the purpose of exploring the possibility of a Refinancing Transaction, such as confidentiality agreements; provided, for confirmation, this clause (D) does not require the execution of any term sheet, letter of intent, exclusivity agreement or definitive documentation with respect to a Refinancing Transaction (all of which shall require the prior approval of the disinterested members of the Board (which does not include any Investor Director for this purpose) in compliance with their fiduciary duties), and (E) providing any financial or other information or audit reasonably required by the proposed lender’s or other financing sources. The Company and the Board shall keep the Hill Path Investor informed with respect to the Refinancing Process and any Refinancing Transaction, including by providing (x) copies of marketing materials, proposals received, outreach plans and “banker books” and (y) such other information with respect to the Refinancing Process and any Refinancing Transaction as the Hill Path Investor may reasonably request.
(c)If the Mandatory Redemption Price is not paid in full on or before the Mandatory Redemption Date or Fundamental Change Repurchase Date, the Hill Path Investor shall have the right in consultation with the Board to direct the Refinancing Process, including by (A) selecting and engaging any alternative investment bank, legal, financial or other advisors in connection with such process and interfacing with such advisors in connection with such Refinancing Process at the expense of the Company, (B) negotiating with potential lenders or other potential counterparties and Refinancing Transaction participants and (C) selecting and recommending to the Board for approval a Refinancing Transaction; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.18, (x) the Hill Path Investor shall not have the right or power to require the Company to, and the Company has no obligation or duty to, consummate a Refinancing Transaction and (y) the decision of whether or not to consummate a Refinancing Transaction is subject to the determination of the disinterested members of the Board (which does not include any Investor Director for this purpose) in compliance with their fiduciary duties.  The Company shall provide reasonable cooperation with the Hill Path Investor in connection with the Refinancing Process, including as set forth in the immediately preceding paragraph.  The Company shall reimburse the Hill Path Investor and its Affiliates for reasonable costs and expenses incurred by any of them on behalf of the Company and for the Company’s benefit in connection with directing the Refinancing Process pursuant to this Section 5.18(c).

(d)For the avoidance of doubt, nothing in this Section 5.18 shall require the Company to pursue or effect a transaction that would result in a Change in Control of the Company.
Section 5.19Right to Cure.  Notwithstanding anything to the contrary contained in this Agreement, in the event that prior to the Closing the Company or any of its Subsidiaries incur any indebtedness that will remain outstanding on the Closing Date after giving effect to the Transactions (the “Subject Debt”) and such Subject Debt would breach Section 5.01 hereof or Section 10 of the Debt Commitment Letter (the “Cure Trigger Event”), the Company shall promptly (and in any event, no later than two days after the occurrence of such Cure Trigger Event and at least three Business Days prior to the Closing Date) notify the Investors of such Cure Trigger Event, and the Company shall have until the earlier of (i) ten days thereafter and (ii) two Business Days prior to the Closing Date to repay all such Subject Debt (from existing cash and/or other sources of raising cash (“Company Cure”), so long as the sources do not result in new Subject Debt or equity securities which would breach Section 5.01 hereof or Section 10 of the Debt Commitment Letter) (the “Company Cure Period”). During the Company Cure Period, the Company shall keep the Investors reasonably informed regarding the status of the Company Cure. Following receipt of notice of a Cure Trigger Event and if the Company declines or fails to repay all such Subject Debt during the Company Cure Period, the Hill Path Investors shall have the right, but not any obligation, at their sole option (the “Investor Cure Option”) to require the Company to issue additional Preferred Stock on the terms and subject to the conditions contemplated by this Agreement, including the issuance of a pro rata amount of the Warrants, in an amount that will provide additional net proceeds in an amount sufficient to repay all such Subject Debt on or prior to the Closing Date (all such additional Preferred Stock and Warrants issued pursuant to this Section 5.19, the “Additional Purchased Securities”). Such Additional Purchased Securities shall be issued concurrently with the Purchased Securities otherwise issuable under this Agreement, and the Company shall substantially concurrently apply the net proceeds of such Additional Purchased Securities to repay the Subject Debt. If the Hill Path Investors may exercise their Investor Cure Option by delivery of written notice to the Company at any time at least one Business Day prior to the Closing Date and upon exercise of the Investor Cure Option all references in this Agreement to Purchased Securities shall include the Additional Purchased Securities unless the context otherwise requires.
Section 5.20Real Property Holding Corporation. Between the date hereof and the Closing, the Company and the Hill Path Investor agree to reasonably cooperate, to the extent requested by the Hill Path Investor, regarding an analysis of whether the Company is a United States real property holding corporation within the meaning of Section 897 of the Code.

Article VI

Conditions to Closing
Section 6.01Conditions to the Obligations of the Company and the Investors.  The respective obligations of each of the Company and the Investors to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following condition:

(a)no temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions (collectively, “Restraints”).
Section 6.02Conditions to the Obligations of the Company.  The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)the representations and warranties of each Investor set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
(b)each Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and
(c)the Company shall have received a certificate, signed on behalf of each Investor by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.
Section 6.03Conditions to the Obligations of the Investors.  The obligation of each Investor to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)the representations and warranties of the Company (i) set forth in Section 3.01(a), Section 3.02 and Section 3.03 (collectively, the “Fundamental Representations”) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date hereof and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); set forth in Section 3.06(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of the date hereof; and (iii) set forth in this Agreement (other than the Fundamental Representations and Section 3.06(a)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing and shall have complied in all respects with its obligations under Section 5.19;
(c)no Material Adverse Effect shall have occurred since the date of this Agreement;
(d)each Investor shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a) - (c) have been satisfied;
(e)the Board shall have taken all actions necessary and appropriate to appoint to the Board, effective immediately upon the Closing, the initial Investor Director Designees;
(f)the Company shall have duly adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designation, and a certified copy thereof shall have been delivered to each Investor;
(g)the Acquisition shall be consummated substantially concurrently with the purchase and sale of the Purchased Securities pursuant to Section 2.02 (x) in all material respects in accordance with the Acquisition Agreement and subject to compliance with Section 5.12 and (y) utilizing the Debt Financing pursuant to the Debt Commitment Letter (each as defined in the Acquisition Agreement), or, if the Debt Financing Sources (as defined in the Acquisition Agreement) under the Debt Commitment Letter are not ready, willing and able to fund the Debt Financing pursuant to the terms thereof in connection with the consummation of the transactions contemplated by the Acquisition Agreement, then utilizing such Alternate Financing (as defined in the Acquisition Agreement) on terms which shall be in all material respects accordance with the terms set forth in the Debt Commitment Letter (after giving effect to any modifications, amendments, consents or waivers thereto by the Company, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the holders of the Preferred Stock in their capacities as such, unless consented to in writing by Hill Path (such consent not to be unreasonably withheld, delayed or conditioned) (and in any case, which modifications, amendments, consents or waivers which would be in compliance with the terms of the Certificate of Designation if such Alternate Financing was incurred immediately following the issuance of the Preferred Stock hereunder); and
(h)the NASDAQ shall have been notified with respect to the issuance of any Warrant Shares, subject to official notice of issuance.
Article VII

Termination; Survival
Section 7.01Termination Prior to Closing.  This Agreement may only be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Company and the Hill Path Investor;

(b)by either the Company or the Hill Path Investor upon written notice to the other, if the Closing has not occurred on or prior to July 26, 2024 (or any later Outside Date (as defined in the Acquisition Agreement and as it may extended in accordance with Section 5.12) (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b);
(c)by either the Company or the Hill Path Investor if any Restraint enjoining or otherwise prohibiting consummation of the Transactions at the Closing shall be in effect and shall have become final and non-appealable prior to the Closing Date; provided, that the right to terminate this Agreement pursuant to this Section 7.01(c) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that was the primary cause of the Restraint;
(d)by the Hill Path Investor if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) to be satisfied at the Closing and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Hill Path Investor stating the Hill Path Investor’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination; provided, that the Hill Path Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Hill Path Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b); or
(e)by the Company if the Hill Path Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied at the Closing and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Hill Path Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b).
Section 7.02Effect of Termination Prior to Closing.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.04, Section 5.05, this

Section 7.02 and Article VIII, all of which shall survive termination of this Agreement and the Confidentiality Agreement (which shall survive in accordance with its terms)), and there shall be no liability on the part of any Investor or the Company or their respective directors, officers and Affiliates in connection with this Agreement, except that no such termination shall relieve any party from liability for damages (as determined by a court of competent jurisdiction in accordance with Delaware law) for Willful Breach or Fraud.

Section 7.03Survival.  All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance; provided, that the covenants or other agreements of the parties contained in this Agreement that by their terms are to be performed prior to the Closing shall survive the Closing for twelve (12) months following the Closing.  All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive the Closing Date, with respect to the representations and warranties made at the Closing Date until the twelve (12) month anniversary of the Closing; provided, that the Fundamental Representations shall survive the Closing until the sixth anniversary of the Closing Date; provided, further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement.  For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires. Notwithstanding anything in this Agreement to the contrary, subject to Section 8.13, (a) in no event will the Investor Related Parties, collectively, have any liability (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including Willful Breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the amount of the Purchase Price, and (b) in the event the Closing occurs, in no event will the Company Related Parties, collectively, have any liability in the aggregate in excess of the amount of the Purchase Price, except in the case of Fraud.
Article VIII

Miscellaneous
Section 8.01Amendments; Waivers.  Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.
Section 8.02Extension of Time, Waiver, Etc. The Company and the Hill Path Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the Company on the one hand and the Investors on the other hand contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the Company on the one hand and the Investors on the other hand or (c) waive compliance by the Company on the one hand and the Investors on the other hand with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of the conditions of the Company on the one hand or of the Investors on the other hand. Notwithstanding the foregoing, no failure or delay by the Company or an Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03Assignment; Termination.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto, which consent may be may withhold in its sole discretion; provided, however, that (a) without the prior written consent of the Company, an Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Affiliate Transferees, so long as the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, and (b) if the Company consolidates or merges with or into any Person and the Common Stock or Preferred Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Change in Control, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to the Investors; provided, further that no such assignment under clause (a) above will relieve an Investor of its obligations hereunder prior to the Closing.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary herein, upon the Transfer of all of the Preferred Stock held by the Hill Path Investor Parties to any Person (other than a Permitted Affiliate Transferee which is Affiliated with Hill Path), this Agreement shall, without the necessity of any further action by any party hereto, terminate in full and cease to have any further legal force or effect, and each party hereto shall be relieved of any further obligations, liabilities or duties hereunder.
Section 8.04Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 8.05Entire Agreement; No Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, the Expense Reimbursement Side Letter, the other Transaction Documents and the Certificate of Designation, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.  No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided, that (i) Section 5.09(g) shall be for the benefit of and fully enforceable by each Hill Path Entity and the Investor Directors, (ii) each of Section 5.03, Section 5.09 and Section 5.16 shall be for the benefit of and fully enforceable by the Hill Path Fund; (iii) Section 8.13 shall be for the benefit of and fully enforceable by each of the Investor Related Parties; and (iv) the Hill Path Equity Commitment Letter shall be for the benefit of and fully enforceable by each Person specified therein (subject to its terms and conditions).

Section 8.06Governing Law; Jurisdiction.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b)All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action.  The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 8.07Specific Enforcement.
(a)The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement or any other Transaction Document is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder or thereunder to cause the Closing to occur.  The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions hereof and thereof (including, for the avoidance of doubt, the right of each party to cause the Closing to be consummated on the terms and subject to the conditions set forth in this Agreement (and including the right to and in the Hill Path Equity Commitment Letter, subject to Section 6 of the Hill Path Equity Commitment Letter) in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investors would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedies in connection with enforcing each Investor’s obligations to cause the Hill Path Financing to be funded on the terms and conditions of the Hill Path Equity Commitment Letter if and only if each of the following is satisfied: (i) all conditions set forth in Sections 6.01 and 6.03 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions shall have been capable of being satisfied if the Closing were to have occurred at the time provided by Section 2.02) have been satisfied at the time when the Closing would have occurred but for the failure of the Hill Path Financing to be funded, and (ii) the Company has irrevocably confirmed by written notice to the applicable Hill Path Investor that, if specific performance is granted and the Hill Path Financing is funded, the Company would take such actions required of it by this Agreement to cause the Closing to occur; provided, that such conditions shall not apply to the right of the Company to an injunction, specific performance or other equitable remedies for any other reason; provided, further, that under no circumstances shall the Company or any of its Affiliates be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring pursuant to this Section 8.07(b) and the payment of monetary damages (other than solely to the extent Closing occurs, solely with respect to any post-Closing obligations of the Hill Path Investor).
Section 8.08WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.
Section 8.09Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
(a)If to the Company, to it at:

The ONE Group Hospitality, Inc.

1624 Market Street, Suite 311

Denver, Colorado 80202

Attention: Chief Executive Officer and Chief Financial Officer

Email: LegalNotices@togrp.com

with a copy to (which shall not constitute notice):

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, OR 97205

Attention: Steven H. Hull; Will Goodling

Email: steven.hull@stoel.com; will.goodling@stoel.com

(b)If to the Hill Path Investor or any Hill Path Investor Party, to the Hill Path Investor at:

HPC III Kaizen LP

150 East 58th Street 32nd Floor

New York, NY 10155
Attention: James Chambers

Email: chambers@Hillpathcap.com

with a copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Tracey A. Zaccone;

Matthew B. Rogers

Email: tracey.zaccone@stblaw.com;
mrogers@stblaw.com

(c)If to the HPS Investor or any HPS Investor Party, to the HPS Investor at:

HPS Investment Partners, LLC

40 West 57th Street

New York, NY 10019
Attention: Daniel Zevnik
Email: daniel.zevnik@hpspartners.com

with a copy to (which will not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001-2163

Attention: John Britton

Email: JBritton@milbank.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
Section 8.11Expenses.  Except as otherwise expressly provided herein, in the Expense Reimbursement Side Letter or in any other Transaction Document, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not any Closing shall have occurred. In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement or any other Transaction Document, or the enforcement of the any party’s rights hereunder or thereunder, the substantially prevailing party shall be entitled to recover from the other party all of its reasonable expenses, including reasonable and documented attorneys’ and accountants’ fees.
Section 8.12Interpretation.
(a)When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be constructed to have the same meaning and affect as the word “shall”. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  In the event that the Common Stock is listed on a national securities exchange other than the NASDAQ, all references herein to NASDAQ shall be deemed to be references to such other national securities exchange.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.  When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
Section 8.13Non-Recourse.
(a)Each party hereto agrees, on behalf of itself and its Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents), (C) any breach or violation of this Agreement or any other of the other Transaction Documents and (D) any failure of any of the transactions contemplated hereunder or under any of the other Transaction Documents or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or, in the case of any of the other Transaction Documents, Persons that are expressly identified as parties to such other Transaction Documents and in accordance with, and subject to the terms and conditions of this Agreement or such other Transaction Documents, as applicable.
(b)In furtherance and not in limitation of the foregoing and notwithstanding anything contained in this Agreement or any of the other Transaction Documents to the contrary, each party hereto covenants, agrees and acknowledges on behalf of itself and its respective Affiliates and its and their present or former directors, officers, stockholders, partners, members or employees, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder (including the Financing) shall be sought or had against any Person other than the parties hereto, including any Investor Related Party (other than the Investors)), and no Person other than the parties thereto, including any Investor Related Party (other than the Investors), shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that the Company or the Investor Parties, as applicable, may assert (subject, with respect to the following clause (ii), in all respects to the limitations set forth in Section 7.02, Section 8.07 and this Section 8.13): (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Hill Path Fund for specific performance of the Hill Path Fund’s obligation to fund its committed portion of the Hill Path Financing thereunder solely in accordance with, and pursuant to the terms and conditions of Section 6 of the Hill Path Equity Commitment Letter or (iii) against the Investor Parties who are party hereto solely in accordance with, and pursuant to the terms and conditions of, this Agreement.
(c)The obligations of the Hill Path Investor and the Hill Path Investor Parties, on the one hand, and the HPS Investor and the HPS Investor Parties, on the other hand, are several and not joint and several, and no Hill Path Investor or Hill Path Investor Party, on the one hand, or HPS Investor or HPS Investor Party, on the other hand, shall be liable for any breach or non-performance of this Agreement by the other.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE ONE GROUP HOSPITALITY, INC.

By: /s/ Emanuel Hilario
Name: Emanuel Hilario

Title: President and Chief Executive Officer

[Signature Page to Investment Agreement]

HPC III KAIZEN LP

By: HILL PATH CAPITAL PARTNERS III GP LLC, its General Partner

By:/s/ Scott Ross
Name: Scott Ross
Title: Authorized Signatory

[Signature Page to Investment Agreement]

HPS INVESTMENT PARTNERS, LLC

By:/s/ Andersen Fisher
Name: Andersen Fisher
Title: Managing Director

[Signature Page to Investment Agreement]

Exhibit A

Acquisition Agreement

Exhibit B

Form of Certificate of Designation

Exhibit C-1

Form of Penny Warrant Agreement

Exhibit C-2

Form of Market Warrant Agreement

Exhibit D

Hill Path Equity Commitment Letter

Exhibit E

Form of Registration Rights Agreement

Schedule I

Disqualified Holder

Schedule II

Purchased Security Allocation

Investor	Preferred Stock	Penny Warrants*	Market Warrants
Hill Path Investor	150,000 shares	5.00% of the fully diluted shares of Common Stock as of immediately prior to the Closing and after giving effect to the issuance of the Penny Warrants	Warrants to purchase, in the aggregate, 1,000,000 shares of Common Stock (subject to adjustment in accordance with the terms thereof)
HPS Investor	10,000 shares	0.33% of the fully diluted shares of Common Stock as of immediately prior to the Closing and after giving effect to the issuance of the Penny Warrants	Warrants to purchase, in the aggregate, 66,667 shares of Common Stock (subject to adjustment in accordance with the terms thereof)

*For this purpose, fully diluted shares of Common Stock means: (a) the number of all outstanding shares of common stock (excluding any held by the Company in treasury), plus (b) the number of all outstanding stock options (both vested and unvested), plus (c) the number of all outstanding unvested RSUs and PSUs, plus (d) the number of shares issuable under the Penny Warrants. This calculation does not include, for confirmation, shares reserved but not issued and outstanding under the Company 2019 Equity Incentive Plan. For an illustration, if this calculation were completed using the outstanding shares of Common Stock (as of February 29, 2024) and outstanding stock options (both vested and unvested) and unvested RSUs and PSUs of the Company (in each case as of December 31, 2023), in each case as specified in the Company’s Form 10-K filed on March 14, 2024, then 1,762,865 and 117,524 shares of Common Stock would be issuable under the Penny Warrants issued to the Hill Path Investor and HPS Investor, respectively. This calculation will be updated as of immediately prior to closing under the same methodology.